Exhibit 10.6

Execution Version

AMENDED & RESTATED CREDIT AGREEMENT

dated as of February 14, 2024

among

TPHGREENWICH HOLDINGS LLC,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

MOUNT STREET US (GEORGIA) LLP,

as Administrative Agent

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
SECTION 8.08.	Non-Reliance on the Administrative Agent and the Other Lenders	98
SECTION 8.09.	[Reserved].	98
SECTION 8.10.	Administrative Agent May File Proofs of Claim	98
SECTION 8.11.	Guaranty and Collateral Matters	99
ARTICLE IX. MISCELLANEOUS		100
SECTION 9.01.	Amendments, Etc.	100
SECTION 9.02.	Notices, Etc.	102
SECTION 9.03.	No Waiver; Remedies	104
SECTION 9.04.	Costs and Expenses; Indemnification	104
SECTION 9.05.	Right of Set-off	105
SECTION 9.06.	Successors and Assigns	106
SECTION 9.07.	Electronic Execution of Assignments and Certain Other Documents	109
SECTION 9.08.	Execution in Counterparts; Effectiveness	109
SECTION 9.09.	Integration	109
SECTION 9.10.	Recourse	110
SECTION 9.11.	Confidentiality	110
SECTION 9.12.	Certain ERISA Matters	111
SECTION 9.13.	Patriot Act Notification	112
SECTION 9.14.	Jurisdiction, Etc.	113
SECTION 9.15.	Governing Law	113
SECTION 9.16.	WAIVER OF JURY TRIAL	113
SECTION 9.17.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	113
SECTION 9.18.	Acknowledgement Regarding Any Supported QFCs	114
SECTION 9.19.	No Defaults.	115
As of the Restatement Effective Date, Lender and Administrative Agent acknowledge and agree there is no existing Event of Default or Potential Event of Default by Borrower under the Loan Documents.		115
SECTION 9.20.	Amendment and Restatement	115

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SCHEDULES
Schedule I	-	Commitments
Schedule II	-	[Reserved]
Schedule III	-	Existing Debt
Schedule IV	-	Material Contracts
Schedule V	-	[Reserved]
Schedule VI	-	Release Price
Schedule VII	-	Excluded Subsidiaries
Schedule VIII	-	[Reserved]
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(p)	-	Real Estate
Part I	-	Restatement Effective Date Real Estate Property
Part I	-	Owned Real Estate
Part II	-	Leased Real Estate
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(v)	-	Insurance
Schedule 4.01(w)	-	Plans and Welfare Plans
Schedule 4.01(bb)	-	Condemnation Proceedings
Schedule 4.01(ff)	-	Trade Names and Principal Places of Business
Schedule 5.01(v)		Post-Closing Covenant
Schedule 5.02(f)	-	Investments
Schedule 9.02		Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Incremental Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guaranty Supplement
Exhibit E-1	-	Form of Assignment and Acceptance
Exhibit E-2	-	Form of Administrative Questionnaire
Exhibit F	-	Form of Notice of Loan Prepayment
Exhibit G	-	Form of Restatement Effective Date Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Permitted Real Estate Certificate

AMENDED & RESTATED CREDIT AGREEMENT

AMENDED & RESTATED CREDIT AGREEMENT, dated as of February 14, 2024 (this “Agreement”) among TPHGreenwich Holdings, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, TPHS Lender LLC, as a lender (the “Initial Lender”) and Mount Street US (Georgia) LLP, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lenders (as hereinafter defined).

WHEREAS, reference is made to that certain Credit Agreement, dated as of December 19, 2019 (as amended by Amendment No. 1 to Credit Agreement, dated as of January 30, 2020, as further amended by Amendment No. 2 to Credit Agreement, dated as of December 22, 2020, as further amended by Amendment No. 3 to Credit Agreement, dated as of October 22, 2021, as further amended by Amendment No. 4 to Credit Agreement, dated as of November 10, 2021, as further amended by Amendment No. 5 to Credit Agreement, dated as of November 30, 2022, as further amended by Amendment No. 6 to Credit Agreement, dated as of April 21, 2023, as further amended by Amendment No. 7 to Credit Agreement, dated as of June 9, 2023, as further amended by Amendment No. 8 and Incremental Agreement, dated as of December 1, 2023, and as otherwise supplemented or waived prior to the date hereof, the “Existing Credit Agreement”), by and among Trinity Place Holdings Inc., a Delaware corporation (“TPH”), as borrower (in such capacity, the “Initial Borrower”), certain subsidiaries of the Initial Borrower, as guarantors, the lenders party thereto from time to time (the “Existing Lenders”), and TPHS Lender LLC, as administrative agent (as successor to Trimont Real Estate Advisors, LLC), pursuant to which the Existing Lenders extended certain commitments and made certain loans to the Initial Borrower;

WHEREAS, pursuant to the Borrower Assignment Agreement, the Initial Borrower has assigned all of its rights and obligations under the Existing Credit Agreement to the Borrower.

WHEREAS, the Loan Parties desire to amend and restate the Existing Credit Agreement and to make certain changes, including extending the maturity date and making certain other modifications to the Existing Credit Agreement as incorporated herein;

WHEREAS, the Existing Lenders and the Administrative Agent are willing to make such changes to the Existing Credit Agreement upon the terms as subject to conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that, effective as of the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“11th Street Property” means that certain multi-family apartment building encompassing approximately 93,000 gross square feet (approximately 80,000 rentable square feet) located at 237 11th Street, Park Slope, Brooklyn, New York.

“11th Street Property Loan” means Indebtedness evidenced by (i) that certain Loan Agreement, dated as of May 24, 2018, by and between 470 4th Avenue Fee Owner, LLC, as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the lenders party thereto from time to time, and (ii) that certain Mezzanine Loan Agreement, dated as of May 24, 2018, by and between 470 4th Avenue Owner, LLC, as borrower, RCG LV Debt VI REIT, LLC, as administrative agent, and the lenders party thereto from time to time, as lenders, in each case, as amended, restated, modified, supplemented, refinanced or replaced from time to time in accordance with the terms of this Agreement.

“77 Greenwich Mezzanine Loan Agreement” means that certain Amended and Restated Mezzanine Loan Agreement, dated as of October 22, 2021, by and between TPHGreenwich Subordinate Mezz LLC, as borrower, the lenders party thereto and TPHS Lender II LLC, as administrative agent, as amended, restated, modified, supplemented, refinanced or replaced from time to time in accordance with the terms of this Agreement.

“77 Greenwich Property” means that certain real property located at 77 Greenwich Street (also known as 67 Greenwich Street and 28-42 Trinity Place) designated as Block 19, Lots 11 and 13 in the New York City tax map in New York City, New York.

“77 Greenwich Property Loan” means Indebtedness evidenced by:

(a)(i) that certain Master Loan Agreement, dated as of December 22, 2017 (as amended by (1) that certain letter agreement, dated as of March 20, 2019, (2) that certain letter agreement, dated as of July 12, 2019) and (3) that certain First Amendment to Master Loan Agreement, dated as of December 22, 2020, (ii) that certain Building Loan Agreement dated as of December 22, 2017 (as amended by (1) that certain First Amendment to Building Loan Agreement, dated as of September 30, 2019, and (2) that certain Second Amendment to Building Loan Agreement, dated as of December 22, 2020), and (iii) that certain Project Loan Agreement, dated as of December 22, 2017 (as amended by that certain First Amendment to Project Loan Agreement, dated as of December 22, 2020), in each case, by and between TPHGreenwich Owner LLC, as borrower, Massachusetts Mutual Life Insurance Company, as lender and administrative agent and, as applicable, Borrower, in each case, as affected by that certain Forbearance Agreement, dated September 30, 2019, and as further amended, restated, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement; and

(b)the 77 Greenwich Mezzanine Loan Agreement.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advance” means a Term Loan Advance or an Incremental Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise. Notwithstanding the foregoing, (x) TPH and each of its Subsidiaries (other than the Borrower and its Subsidiaries) shall each constitute an Affiliate of the Loan Parties and (y) the Initial Lender or its Affiliates shall not be an Affiliate of the Loan Parties for any purpose hereunder.

“Aggregate Interest Rate” has the meaning specified in Section 2.07(a).

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“All PIK Interest Rate” means a rate equal to the Aggregate Interest Rate, in each case, which shall accrue to principal and compound on a quarterly basis as set forth in Section 2.07(a).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Appraisal” means an appraisal that (x) is prepared in accordance with FIRREA and otherwise in form and substance reasonably satisfactory to the Required Lenders and (y) is prepared by an independent appraisal firm holding an MAI designation that is selected by (i) the Required Lenders or (ii) Borrower so long as such independent appraisal firm is reasonably acceptable to the Required Lenders and the Required Lenders have received a reliance letter in form and substance reasonably acceptable to the Required Lenders from such independent appraisal firm, in each case, setting forth the estimated “as-is” going concern value of Real Estate Property.

“Appraised Value” means the “as-is” value of an Eligible Real Estate Property (or Real Estate Property which will become an Eligible Real Estate Property) determined by the most recent applicable Appraisal of such Eligible Real Estate Property (or Real Estate Property which will become Eligible Real Estate Property), obtained pursuant to this Agreement or, if more recent, the most recent Appraisal of such Property provided by Borrower to the Administrative Agent; provided however, that with respect to the 77 Greenwich Property, the “Appraised Value” of such property shall be the sum of (x) the lesser of (i) $299,209,000 and (ii) the Appraised Value of such Property based on the most recent Appraisal of such Property obtained pursuant to this Agreement or, if more recent, the most recent Appraisal of such Property provided by Borrower to the Administrative Agent plus (y) with respect to each of the retail unit and the school unit at the 77 Greenwich Property, the Borrower’s good faith determination (in consultation with the Required Lenders) of the then fair market value of the retail unit and the school unit, respectively, at such property.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Management Agreement” means that certain asset management agreement, by and between the Asset Manager and the Borrower, as amended, restated, or otherwise modified from time to time in accordance with the terms thereof.

“Asset Manager” means TPH Asset Manager LLC, a Delaware limited liability company.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit E-1 hereto or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means, if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Assignment Agreement” means that certain Borrower Assignment and Assumption Agreement, dated as of the Restatement Effective Date, by and among the Borrower, as assignee, TPH, as assignor, and the Administrative Agent.

“Borrower Documents” means, collectively, (i) the Borrower’s certificate of formation and (ii) the Borrower’s Amended and Restated Limited Liability Company Operating Agreement each as in effect on the Restatement Effective Date (after giving effect to the Restatement Effective Date Transactions).

“Borrower Materials” has the meaning specified in Section 9.11.

“Borrower Stock Repurchase” means the repurchase(s) of up to $2.0 million of the Borrower’s common stock in accordance with the Board-approved parameters.

“Borrowing” means a borrowing consisting of simultaneous Term Loan Advances or Incremental Term Advances made by the Lenders.

“Budget” means the 13-week cash flow forecast delivered to the Administrative Agent and the Lenders on or before the Restatement Effective Date, which sets forth on a line-item, cumulative, and aggregate basis, the Borrower’s projections for all weekly receipts and disbursements/expenditures (including debt service costs and operating disbursements) expected to be collected, incurred or made (as applicable) by the Borrower and its Subsidiaries, in each case, during the period beginning with the calendar week ending on Friday of the week in which the Restatement Effective Date occurs, which report is in all respects in form and substance satisfactory to TPHS.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized PIK” has the meaning set forth in Section 2.07(a).

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Pay Interest” has the meaning specified in Section 2.07(a).

“Cash Pay Interest Rate” means 4.875% per annum, which shall be calculated on an actual 360-day convention and be on each Payment Date in cash.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Security Agreement that is required under the terms of the Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Trinity Loan Amount” means the amount equal to the sum of (x) the Loan Amount (as defined under the 77 Greenwich Mezzanine Loan Agreement) plus (y) the amount equal to the sum of (i) the Term Loan Commitment plus (ii) the amount of any drawn Incremental Term Advances pursuant to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment” means a Term Loan Commitment or an Incremental Term Loan Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C signed by a Responsible Officer of the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date; provided, however, that Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliates” shall mean Affiliates of the JV Controlling Member who are (i) under the control of the JV Controlling Member (whether through contractual control, management or the ability to direct investment decisions) or with respect to which, by contract or otherwise, the JV Controlling Member has the right to control the voting of all Capital Stock of the Borrower held, directly or indirectly, by such Affiliate and (ii) organized for the purpose of making debt or equity investments in one or more portfolio companies.

“Core Business Activities” means the real estate holding, investment and asset management business, including activities and businesses related to or ancillary to real estate holding, investment and asset management business and the current operations of the Borrower and its Subsidiaries, which, as of the Restatement Effective Date, includes, holding, investment and asset management of the Core Business Assets. For the avoidance of doubt, the acquisition, sale, financing, development, construction, leasing, maintenance, repair and management of real estate, direct or indirect interests therein and/or direct or indirect debt and/or equity interests with respect thereto shall constitute Core Business Activities.

“Core Business Assets” means all investments, owned or leased, directly or indirectly, in whole or in part, by the Borrower and/or any of its Subsidiaries, primarily consisting of multifamily assets and mixed-use assets, including in each case the Real Estate Property and improvements thereon and the tangible personal property located thereon and any direct or indirect ownership interest in the above referenced asset classes. Included in this definition is any direct or indirect investment in Persons that provide property management, asset management, construction, development, leasing or similar fee-based services with respect to such types of asset classes.

“Customary Recourse Exceptions” means exclusions from the exculpation provisions with respect to such Indebtedness for fraud, misapplication of funds, waste, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness” covenants, voluntary bankruptcy, collusive involuntary bankruptcy, willful misconduct, misrepresentation or breach of a warranty, distributions in violation of the applicable loan documents, incurrence of debt or encumbrance of the applicable property in violation of the applicable loan documents and other exceptions to non-recourse liability that are either customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate or approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Borrower and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a rate equal to 2.00% per annum above the rate required to be paid on Advances.

“Designated Person” has the meaning specified in Section 4.01(x).

“Designee” has the meaning set forth in Section 5.01(v).

“Disclosure Information” has the meaning specified in Section 4.01(i).

“Disposition” has the meaning specified in Section 5.02(e).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means with respect to the Facility: (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund; and (iii) any other Person consented to by the Borrower, such consent under this clause (iii) not to be unreasonably withheld, delayed or conditioned; provided that, such consent (A) shall not be required while an Event of Default has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within five (5) Business Days following its receipt of notice of such assignment; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Real Estate Property” means (i) on the Restatement Effective Date, the Restatement Effective Date Real Estate Property and (ii) any other Real Estate Property that is acquired from time to time pursuant to Section 5.02(f)(v) of this Agreement.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding, judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of or exposure to Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a

Multiemployer Plan, notification that a Multiemployer Plan is in reorganization or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the existence with respect to any Plan of a non-exempt Prohibited Transaction; or (k) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is either:

(a)prohibited from becoming a Guarantor by the terms of any agreement governing Permitted Property Indebtedness owed to a non-affiliate (or by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Permitted Property Indebtedness);

(b)a Foreign Subsidiary for which providing a Guaranty of the Obligations would (i) violate applicable laws (including corporate benefit, financial assistance, fraudulent preference, thin capitalization rules and similar laws or regulations which limit the ability to provide credit support on local assets or properties) or (ii) reasonably be expected to violate or conflict with any fiduciary duties of officers or directors of such Foreign Subsidiary(c)a Foreign Subsidiary that is not otherwise an “Excluded Subsidiary” with respect to which the Required Lenders reasonably determine that the cost of obtaining a Guaranty from such Foreign Subsidiary exceeds the practical benefit to the Lenders afforded thereby (including in the nature of stamp duties, notarization, registration or other costs that are disproportionate to the benefit afforded thereby, or that cause such benefit to be otherwise unavailable in a practicable manner);

(c)any Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary); or

(d)the entities listed on Schedule VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of current or former connections between such Recipient and the jurisdiction imposing such Tax (other than such connections arising from such Recipient’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document), (b) in the case of a Lender, U.S. federal withholding Tax imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date, including the Original Closing Date or the Restatement Effective Date, on which such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10(g)) or designates a new Lending Office (other than pursuant to a request by the Borrower under Section 2.10(g)), except in each case to the extent that, pursuant to Section 2.12(a) or Section 2.12(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any U.S. federal withholding tax imposed pursuant to FATCA and (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (g).

“Existing Advances” has the meaning specified in Section 2.1(a).

“Existing Credit Agreement” has the meaning specified in the recitals of this Agreement.

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Restatement Effective Date and listed on Schedule III.

“Existing Lenders” has the meaning specified in the recitals of this Agreement.

“Exit Fee” has the meaning set forth in Section 2.08(a).

“Facility” means, at any time, the sum of (x) the aggregate amount of each Lenders’ Term Loan Commitments at such time plus (y) the aggregate amount of each Lender’s Incremental Term Loan Commitments at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the Original Closing Date, executed and delivered by TPH in favor of the Initial Lender, in each case, as the same may be amended, restated or replaced from time to time.

“First Payment Date” has the meaning specified in Section 2.07(a).

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governing Body”  shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, managing member, sole member, controlling member or other governing members or board of such Person, (c) in the case of any partnership, the general partner or the board of directors of the general partner of such Person, in each case of the foregoing clauses (a) through (c), or equivalent or comparable governing body with respect to any Person incorporated, formed or otherwise domiciled in a non-U.S. jurisdiction or (d) in any other case, the functional equivalent of the foregoing.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means the applicable Loan Party that is a party to the Security Agreement.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means, collectively, each Subsidiary other than Excluded Subsidiaries.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guarantor and Collateral Release Agreement” means that certain Guarantor and Collateral Release Agreement, dated as of the Restatement Effective Date, by and among TPH, each other released guarantor and TPHS Lender LLC.

“Guarantors” means, collectively, each Subsidiary other than Excluded Subsidiaries.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit D hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, lead-based paint, polychlorinated biphenyls, radon gas, per and polyfluoroalkyl substances and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holdco Pledge Agreement” means that certain Holdco Pledge Agreement, dated as of the Restatement Effective Date, by and between TPH and the Administrative Agent.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Incremental Lender” means (a) at any time prior to the applicable Increase Date, any Lender that has an Incremental Term Loan Commitment at such time and (b) at any time after such Increase Date, any Lender that holds Incremental Term Advances at such time.

“Incremental Term Advance” has the meaning specified in Section 2.01(b).

“Incremental Term Loan Commitment” means, as to each Incremental Lender with respect to any Incremental Term Loan Increase, its obligation to make Incremental Term Advances to the Borrower pursuant to Section 2.17 in an aggregate principal amount not to exceed the amount set forth opposite such Incremental Lender’s on the updated Schedule I hereto under the caption “Incremental Term Loan Commitment” delivered in connection with any Incremental Term Loan Increase or opposite such caption in the Assignment and Acceptance pursuant to which such Incremental Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Term Loan Increase” has the meaning specified in Section 2.17(a).

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Lender evidencing Incremental Term Advances made by such Lender, substantially in the form of Exhibit A-2.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(c)[reserved];

(d)all obligations of such Person to pay the deferred purchase price of property or services as reflected on the balance sheet in accordance with GAAP (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and Off-Balance Sheet Arrangements;

(f)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than any such obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common equity interests in the Borrower or a Subsidiary thereof that is not a Loan Party);

(g)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)all Guarantees of such Person in respect of any of the foregoing, excluding Non-Recourse Debt Guarantees.

For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (b) the Indebtedness of the Borrower and its Consolidated Subsidiaries shall include, with respect to the foregoing items and components thereof attributable to Indebtedness of non-wholly owned Subsidiaries, only the Borrower’s Ownership Percentage thereof, and (c) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 9.11.

“Initial Borrower” has the meaning specified in the recitals of this Agreement.

“Initial Lender” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition or lease, as lessee, of any real property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership or otherwise) in which the Borrower or any of its Subsidiaries or other entity in which Borrower holds (directly or indirectly) Equity Interests but less than 100% of the Equity Interests.

“JV Controlling Member” means the Person who is the controlling member of the Borrower on the Restatement Effective Date.

“JV Pro Rata Share” means, with respect to any Subsidiary of a Person (other than a wholly-owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture, in each case determined in accordance with the applicable provisions of the Organization Documents of such Subsidiary or Joint Venture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 9.06 or each Lender having a Commitment, whether funded or unfunded for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement or have such Commitment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, as of any date of determination, the sum of (x) Unrestricted Cash and Cash Equivalents, plus (y) lines of credit in favor of Borrower or its Subsidiaries (to the extent undrawn on such date and to the extent such lines of credit do not prohibit the Borrower or such Subsidiaries to draw thereon to pay any Obligations).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Guaranty Supplement (e) the Security Agreement, (f) each Control Agreement (as defined in the Security Agreement) and (g) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Loan to Value Ratio” means, as of any date of determination, the ratio of (x) Consolidated Indebtedness of the Borrower and its Subsidiaries (including any Permitted Property Indebtedness) as of such date divided by (y) the Total Asset Value.

“Loans” means Advances.

“Loss Proceeds” means, to the extent same is not being used, and will not be used, to repair or restore such Real Estate Property substantially in accordance with the provisions of the Property Loan Documents relating to such Real Estate Property, amounts, awards or payments paid to Borrower or any Subsidiary (but with respect to any such amounts, awards or payments received by any Subsidiary that is not a Loan Party, only if (i) the amounts, awards or payments such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, receipt of such cash proceeds are) disclosed to the Lenders) in respect of all or any portion of any Real Estate Property, as applicable, in connection with a casualty event thereof or condemnation proceeds with respect thereto, less (a) costs of collection with respect thereto and (b) the amounts described in clauses (i) through (iv) of the definition of “Net Cash Proceeds”.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taking into account the extent of the Borrower’s direct or indirect interest therein), taken as a whole.  Notwithstanding anything to the contrary, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Change has occurred unless such general market conditions have a disproportionate impact on the Core Business Activities of the Borrower and its Subsidiaries

relative to other Persons whose primary business consists of conducting Core Business Activities (as conducted by Borrower and its Subsidiaries at the time in question).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taking into account the extent of the Borrower’s direct or indirect interest therein), taken as a whole, (b) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party or to pay any of the Obligations in accordance with the terms hereof or any other Loan Document or (d) the Administrative Agent’s security interest in the Collateral.  Notwithstanding anything to the contrary, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Effect has occurred unless such general market conditions have a disproportionate impact on the Core Business Activities of the Borrower and its Subsidiaries relative to other Persons whose primary business consists of conducting Core Business Activities (as conducted by Borrower and its Subsidiaries at the time in question).

“Material Asset” means the (i) Collateral, (ii) any Restatement Effective Date Real Estate Property, (iii) any other Property not described in clauses (i) or (ii) (whether tangible or intangible) of Borrower or any of its Subsidiaries the aggregate Value of Borrower’s interest in which assets (including, without limitation, the assets of any Subsidiary the stock of which is so transferred) equals or exceeds 3.00% of Total Asset Value.

“Material Contract” means (i) those agreements that are material to the business or operations of the Borrower or any Subsidiary of the Borrower which requires an aggregate amount of payments in excess of $5,000,000, (ii) the Property Loan Documents, (iii) the Asset Management Agreement and (iv) those other agreements identified on Schedule IV, including as each such agreement may be amended, restated or otherwise modified from time to time in accordance herewith.

“Material Debt” means (i) Indebtedness under any Property Loan Documents and (ii) Indebtedness or Guarantees (other than Indebtedness hereunder) of the Borrower or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $5,000,000.

“Maturity Date” means June 30, 2026.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise).

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any

ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Borrower and its Subsidiaries (but with respect to any such cash proceeds received by any Subsidiary that is not a Loan Party, only if (i) the cash proceeds such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, the receipt of such cash proceeds are) disclosed to the Lenders) from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction or event), less (i) any out-of-pocket expenses, and fees, underwriter’s discounts or similar payments owed to Persons that are not Affiliates of the Borrower and its Subsidiaries, in each case reasonably incurred by such Person in connection therewith, including, without limitation, brokerage commissions and legal fees and disbursements, (ii) the amount of any payments by the Borrower and its Subsidiaries of any Indebtedness or other obligation that is secured by a Lien on the related asset or any interest therein or with respect thereto (including any Property Loan Document), (iii) any taxes (including, without limitation, transfer taxes and mortgage recording taxes) paid or payable by such Person in respect of such transaction or event and (iv) any amounts required to be maintained as a reserve (aa) in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such transaction or event or (y) any other liabilities retained by the Borrower and its Subsidiaries associated with such transaction or event (provided that, to the extent and at the time any such amounts are released from such reserve to Borrower or its Subsidiaries for their own account, such amounts shall constitute Net Cash Proceeds) or (bb) if the transaction or event in question is a financing permitted under this Agreement, under any loan documentation related thereto (provided that, to the extent and at the time any such amounts are released from such reserve to Borrower or its Subsidiaries for their own account, such amounts shall constitute Net Cash Proceeds).

“Net Cash Rental Proceeds” means, with respect to any Tenancy Lease, an amount equal to the cash proceeds received by the Borrower and its Subsidiaries (but with respect to any such cash proceeds received by any Subsidiary that is not a Loan Party, only (i) if the cash proceeds such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, receipt of such cash proceeds are) disclosed to the Lenders) (from or in respect of such Tenancy Lease (including proceeds of any non-cash proceeds of such transaction or event)), less (i) any out-of-pocket expenses, and fees, underwriter’s discounts or similar payments owed to Persons that are not Affiliates of the Borrower and its Subsidiaries, in each case reasonably incurred by such Person in connection therewith, including, without limitation, brokerage commissions and legal fees and disbursements, and (ii) the amount of any debt service payments by the Borrower and its Subsidiaries that are due and payable within thirty (30) days pursuant to the Property Loan Documents related to the 77 Greenwich Property Loan.

“Non-Recourse Debt Guarantees” means Guarantees in respect of Permitted Property Indebtedness Debt, where liability of the guarantor is limited to Customary Recourse Exceptions.

“Note” means a Term Note or an Incremental Term Note, as the context may require.

“Notice of Borrowing” means a notice of a Borrowing, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, reasonable and documented expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in the definition of Sanctions.

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which a Loan Party has:

(a)any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b)a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d)any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower or its Subsidiaries

“Original Closing Date” means December 19, 2019.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Principal Balance” means, with respect to any date of determination, the aggregate principal amount of Advances outstanding and payable by the Borrower to the Lenders in accordance with this Agreement.  For the avoidance of doubt, the Outstanding Principal Balance shall include all PIK Interest that is capitalized and added to the Outstanding Principal Balance on and as of a Payment Date pursuant to Section 2.07.

“Ownership Percentage” means, as to any Subsidiary of the Borrower, the Borrower’s relative direct and indirect economic interest (calculated as a percentage) in such

Subsidiary, in each case determined in accordance with the applicable provisions of the applicable Organization Document of such Subsidiary.

“Participant” has the meaning specified in Section 9.06(d).

“Participant Register” has the meaning specified in Section 9.06(d).

“Patriot Act” has the meaning specified in Section 9.13.

“Payment Date” shall mean the last Business Day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Single Employer Plans or Multiple Employer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Berkley/11th Street Refinancing” has the meaning specified in Section 2.14.

“Permitted Encumbrances” means: (a) Liens for taxes, assessments or governmental or quasi-governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and the other exceptions to title expressly set forth in Schedule B of the owner’s title policy for the property; (b) such state of facts as are or as may be shown on an accurate and current survey of the property and by inspection of the property; (c) easements, zoning restrictions, rights of way and similar encumbrances on real property that are either (i) imposed by law or (ii) do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof; (d) carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and (e) the rights of tenants under Tenancy Leases so long as such Tenancy Leases are not prohibited pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary herein, all Liens encumbering the Restatement Effective Date Real Estate Property and/or permitted under Property Loan Documents shall be deemed to be Permitted Encumbrances.

“Permitted Property Indebtedness” means Indebtedness of one or more Subsidiaries of the Borrower that is unsecured or secured by Liens on Eligible Real Estate Properties or entities used (directly or indirectly) to hold Eligible Real Estate Property and is (i) Restatement Effective Date Property Indebtedness or (ii) Permitted Property Loan Refinancing Indebtedness.

“Permitted Property Loan Refinancing” means a debt or preferred equity (any such debt or equity, “Permitted Refinancing Property Indebtedness”) refinancing of any Eligible Real Estate Property pursuant to which, in each case:

(a)the outstanding principal amount of the replacement financing Indebtedness does not increase the Loan to Value Ratio above 75% (the calculation of which Loan to Value Ratio will not take into account transaction costs incurred in connection with such replacement refinancing);

(b)[reserved];

(c)the documentation governing such replacement financing Indebtedness shall not contain any restriction on the ability of the Borrower or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents;

(d)the Borrower has, and has caused its applicable Subsidiaries to, endeavor in good faith to cause the documentation governing such replacement financing Indebtedness not to contain any (i) restrictions on the ability of the Borrower or any Loan Party to guarantee the Loans or to pledge the equity of its direct Subsidiaries to secure the Loans (to the extent such pledge would not have an adverse impact on Borrower’s or any Subsidiary’s ability to obtain such financing or refinancing or materially impair the terms thereof) or (ii) non-customary prepayment (or distributions to a Loan Party to make a prepayment) restrictions that would constitute a Restrictive Agreement (other than any such restrictions that are applicable after a default or event of default occurs under such loan documentation and subject to cash management provisions contained in such loan documentation) (to the extent including such prepayment and distribution rights would not have an adverse impact on Borrower’s or any Subsidiary’s ability to obtain such financing or refinancing or materially impair the terms thereof), and in connection therewith and the Administrative Agent and the Lenders have either (A) received evidence reasonably acceptable to the Administrative Agent which may, at Borrower’s option, be a certification by Borrower of such good faith efforts or (B) approved, in its reasonable discretion, the documents and arrangements governing, securing and/or evidencing the replacement financing, including, if applicable, documentation relating to the pledge of equity or cash flow pledge to be provided as Collateral pursuant to the Loan Documents;

(e)such Indebtedness does not prohibit repayment of the Obligations prior to repayment of such Indebtedness; and

(f)such Indebtedness is otherwise on commercially reasonable terms (or otherwise on terms and conditions reasonably satisfactory to the Required Lenders).

“Permitted Real Estate Acquisition” means Investments in, or directly or indirectly relating to, Real Estate Property so long as such Investment is approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PIK Interest” has the meaning specified in Section 2.07(a).

“PIK Interest Rate” means a rate equal to 5.45% per annum, in each case, which shall accrue to principal and compound on a quarterly basis as set forth in Section 2.07(a).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.11.

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Potential Event of Default” means any event or occurrence with respect which Administrative Agent has provided Borrower with written notice that Borrower’s failure to take all corrective action prior to the expiration of an applicable cure period would be or become an Event of Default under any Loan Document.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prohibited Transaction” means any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Sections 4975(c)(1)(A)-(D) of the Code.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Property Loan Documents” means, collectively, each agreement, document or instrument executed and delivered in connection with any Permitted Property Indebtedness to a Subsidiary of the Borrower, including without limitation, each loan or credit agreement, note, security or pledge agreement, together with all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Proposed Increased Amount” has the meaning specified in Section 2.17(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.11.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Real Estate Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person, including without limitation the Eligible Real Estate Property.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning specified in Section 9.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating  into or through the environment or within any building, structure, facility or fixture (including the abandonment or discarding of any barrels, containers or other closed receptacles containing any Hazardous Materials)

“Release Price” means, with respect to (a) each Restatement Effective Date Real Estate Property, the amount set forth on Schedule VI and (b) each Property that constitutes Eligible Real Estate Property (other than any Restatement Effective Date Real Estate Property), a reasonable amount proposed by Borrower and approved in writing by the Required Lenders (which consent shall not be unreasonably withheld or delayed)

“Removal Effective Date” has the meaning specified in Section 8.07(b).

“Required Lenders” means, (i) for so long as the Initial Lender has not assigned or transferred any of their interests in the Facility, the Initial Lender, or (ii) at any time from and after the Initial Lender has assigned or transferred any interest in the Facility, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate unused Commitments at such time; provided that at all times when there are two or more Lenders, the term “Required Lenders” shall in no event mean less than two Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief investment officer, chief accounting officer, vice president, treasurer, assistant treasurer, controller, secretary, or general counsel of a Loan Party or any entity authorized to act on behalf of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or entity authorized to act on behalf of such Loan Party, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means February 14, 2024.

“Restatement Effective Date Advance” has the meaning specified in Section 2.1(a).

“Restatement Effective Date Certificate” means a certificate in the form of Exhibit G.

“Restatement Effective Date Property Indebtedness” means the Permitted Property Indebtedness with respect to the Restatement Effective Date Real Estate Property and as set forth on Part I of Schedule 4.01(p).

“Restatement Effective Date Real Estate Property” means the Property listed on Part I of Schedule 4.01(p) owned by Borrower and its Subsidiaries as of the date of this Agreement.

“Restatement Effective Date Transaction Documents” means (i) the Loan Documents, (ii) the Borrower Documents and (iii) the Asset Management Agreement.

“Restatement Effective Date Transactions” means, collectively, the transactions to occur on the Restatement Effective Date pursuant to the Restatement Effective Date Transaction Documents, including (i) the execution and delivery of this Agreement and the other Loan Documents, the creation of or reaffirmation of, as applicable, the Liens pursuant to the Security Agreement and other related documents and the Loans remaining outstanding hereunder, (ii) the execution and delivery of the Borrower Documents, (iii) the payment of all fees, costs and expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the foregoing clauses (i) and (ii), and (iv) any other transactions contemplated to occur on the Restatement Effective Date by the Stock Purchase Agreement or by the other documents described in the forgoing clauses (i) and (ii).

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Restrictive Agreement” has the meaning specified in Section 5.02(k).

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any Real Estate that has been sold or transferred or is to be sold or transferred by the Borrower or such Subsidiary, as the case may be, to such Person.

“Sanctions Laws” has the meaning specified in Section 4.01(x).

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the

United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.06, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

“Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“SEMs” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency Certificate” means the solvency certificate in the form of Exhibit H.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, taking into account the timing and amounts of cash to be received by it or any Subsidiary and the timing and amounts of cash to be payable in respect of its Indebtedness or the Indebtedness of any of its Subsidiaries and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cause Event” means any occurrence that is set forth in the definition of “Cause” in the Asset Management Agreement.

“Stock Purchase Agreement” means that certain stock purchase agreement, between TPH, TPHS Lender LLC, and TPHS Investor LLC, dated January 5, 2024, as amended.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means (x) any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 51% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (y) any other corporation, partnership, joint venture, limited liability company, trust or estate of which, is at the time both (a) directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries and (b) required to be consolidated with such Person’s financial statements in accordance with GAAP and (z) any other joint venture of which such Person (a) directly or indirectly owns at least 10% of the interests in such joint venture and is, directly or indirectly, the managing member, manager, general partner or the like of such joint venture and (b) controls the day-to-day management of such joint venture (subject to “major decisions” and other rights that an institutional investor making 90% of the capital contributions to a joint venture would reasonably expect to have).  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Buy-Sell and Similar Provisions” has the meaning specified in Section 5.02(e)(i).

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity with a third party as the lessee, licensee or other counterparty (excluding any lease entered into in connection with a Sale and Leaseback Transaction); provided, that (w) with respect to residential leases, such leases shall be on customary market terms (subject to the requirements of applicable law) as of the time of execution and delivery thereof (as determined by Borrower in good faith), (x) with respect to commercial leases for 15,000 square feet or less (or, in the case of the 77 Greenwich Property, 4,700 square feet or less), such Tenancy Lease shall be on customary market terms as of the time of execution and delivery thereof (as determined by Borrower in good faith) and (y) with respect to commercial leases for more than 15,000 square feet (or, in the case of the 77 Greenwich Property, more than 4,700 square feet) and residential leases of units at the 77 Greenwich Property, such lease is approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Term Loan Advance” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Lender has entered into or one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(d) as such Lender’s “Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Term Loan Commitments of the Initial Lender on the Restatement Effective Date shall be $52,838,072.63.

“Term Note” shall mean a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender under the Facility.

“Test Date” means (a) the last day of each fiscal quarter of the Borrower for which financial statements are required to be delivered pursuant to Section 5.03(c) or (d), as the case may be, (b) the date of each Advance and (c) the effective date of any merger permitted under Section 5.02(d).

“TPH” has the meaning specified in the recitals of this Agreement.

“TPHS” means TPHS Lender LLC and its Affiliates.

“Total Asset Value” means, as of any date of determination, the sum of (without duplication) (a) the aggregate Value of all of Borrower’s, the Loan Parties’ and their Subsidiaries’ Eligible Real Estate Property, plus (b) the carrying value of other real estate-related investments

(such as loans receivable) plus (c) the amount of any cash and Cash Equivalents, including restricted deposits of the Borrower, its Subsidiaries of the type previously disclosed in writing to the Initial Lender but excluding tenant security deposits (except to the extent same were forfeited by the applicable tenants).

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g).

“Value” means the sum of the following: (a) for each (i) Restatement Effective Date Real Estate Property and (ii) other Eligible Real Estate Property for which the Borrower or the Administrative Agent, as applicable, has obtained an Appraisal, the Appraised Value set forth in the most recent appraisal obtained by either the Borrower or the Administrative Agent (whichever is the most recent at the time in question), and (b) for all other Eligible Real Estate Property, the undepreciated cost basis of such Real Estate Property.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Bi-weekly Budget” means each 13-week cash flow forecast setting forth on a line-item, cumulative, and aggregate basis, the TPH and Borrower’s projections for all weekly receipts and disbursements/expenditures (including debt service costs and operating disbursements) expected to be collected, incurred or made (as applicable) by TPH and its Subsidiaries, duly certified by a Responsible Officer of the Borrower.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(g), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referenced in Section 4.01(g)(i) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.04.Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06.[Reserved].

SECTION 1.07.Other Interpretative Provisions.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.The Advances.

(a)The Term Loan Advances.  The Initial Lender made Advances under the Existing Credit Agreement in the aggregate principal amount of $41,500,000, as increased by PIK Interest through to the Restatement Effective Date immediately before giving effect to the Restatement Effective Date Advance, $52,565,463.39 (the “Existing Advances”), as increased on the Restatement Effective Date by $272,609.24 (such amount, the “Restatement Effective Date

Advance” and, together with the Existing Advances, the “Term Loan Advances”). The Borrower may prepay Term Loan Advances pursuant to Section 2.06(a).  The Borrower shall not have the right to reborrow any portion of the Facility that is repaid or prepaid. Each Term Loan Lender’s Term Loan Commitments have terminated in accordance with the terms of the Existing Credit Agreement.

(b)Incremental Term Advances.  Subject to the option of the Lenders to provide Incremental Term Loan Commitments pursuant to Section 2.17 and to the extent that the Lenders agree to provide such Incremental Term Loan Commitments in accordance with Section 2.17, each Incremental Lender severally agrees to make one or more advances (each, an “Incremental Term Advance”) to the Borrower from time to time on any Business Day in an amount not to exceed such Lender’s Incremental Term Loan Commitment; provided, however, that (x) after giving effect to any Borrowing of Incremental Term Advances, the aggregate amount of Incremental Term Advances outstanding shall not exceed the aggregate Incremental Term Loan Commitment and (y)  no more than five (5) Incremental Term Advances shall be made during the term of this Agreement.  Each Borrowing shall consist of Incremental Term Advances made simultaneously by the Incremental Lenders ratably according to their Incremental Term Loan Commitments, as applicable.  The Borrower may prepay Incremental Term Advances pursuant Section 2.06(a).  The Borrower shall not have the right to reborrow any portion of any Facility that is repaid or prepaid.  Each Incremental Lender’s Incremental Term Loan Commitment shall (1) be reduced upon the making of an Incremental Term Advance by such Incremental Lender, by the amount of such Incremental Term Advance and (2) terminate immediately and without further action on the Maturity Date. Notwithstanding anything to the contrary herein, in no case shall any Incremental Term Loan Commitments or Incremental Term Advances be provided by any Person who is not a Lender hereunder prior to giving effect to any such Incremental Term Loan Commitments or Incremental Term Advances.

SECTION 2.02.Borrowings.

(a)Each Borrowing, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing.  Each such Notice of Borrowing must be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the requested date of any Borrowing.  Each Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Notice of Borrowing shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the Facility to which such Borrowing relates, (iii) the proposed use of proceeds with respect to such Borrowing and (iv) the principal amount of Advances to be borrowed.

(b)Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly (and in any event, no later than 11:00 a.m. two (2) Business Days prior to the requested date of Borrowing set forth in the applicable Notice of Borrowing) notify (which may be done electronically) each Lender of the amount of its pro rata share of the applicable Advances.  In the case of a Borrowing, each Lender shall make the amount of its Advance available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 P.M. on the Business Day specified in the applicable Notice of Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is made on the Restatement Effective Date, Section 3.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)[Reserved].

(d)[Reserved].

(e)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of, and at the time of, such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount; provided that the Administrative Agent shall have no obligation to make any Advance using its own funds.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.05 are several and not joint.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make any payment under Section 8.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Advance or to make its payment under Section 8.05.

(g)If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Advance set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

SECTION 2.03.[Reserved].

SECTION 2.04.Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date in respect of the Facility the aggregate outstanding principal amount of the Advances then outstanding.

SECTION 2.05.Termination or Reduction of the Commitments.  Each Lender’s Term Loan Commitment with respect to the Existing Advances has terminated in accordance with the terms of the Existing Credit Agreement. Each Lenders Term Loan Commitment with respect to the Restatement Effective Date Advance shall terminate on the day after the Restatement Effective Date. Each Incremental Lender’s Incremental Term Loan Commitment shall (1) be reduced upon the making of an Incremental Term Advance by such Incremental Lender, by the amount of such Incremental Term Advance and (2) terminate immediately and without further action on the Maturity Date.

SECTION 2.06.Prepayments.

(a)Optional.  The Borrower may, upon three (3) Business Days’ notice in the form of a Notice of Loan Prepayment received by the Administrative Agent no later than 11:00 AM on such date, stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that any notice of prepayment in full may be conditioned upon the consummation of any financing or sale or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of prepayment may be revoked or the effective date specified therein may be delayed; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the amount of the Advances outstanding (or such other minimum amounts as the Required Lenders may agree).  The Administrative Agent will promptly notify (which may be done electronically) each Lender of its receipt of each such notice (and in any event, no later than one (1) Business Day after the receipt of such notice), and of the amount of such Lender’s pro rata share of such prepayment.  Subject to Section 9.10, each such prepayment shall be applied to the Advances of the Lenders in accordance with their respective pro rata shares in respect of the relevant Facility.

(b)Mandatory.

(i)Dispositions with respect to the 77 Greenwich Property. Within five (5) Business Days after each date on or after the Restatement Effective Date upon which the Borrower or any of its Subsidiaries receives any proceeds from:

(I)So long as the 77 Greenwich Property Loan is outstanding, Dispositions of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 100.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(II)After the 77 Greenwich Property Loan has been paid in full  (other than pursuant to a refinancing which shall be subject to clause (ii) below), the Disposition (other than under a Tenancy Lease which shall be subject to clause (V) below) of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 90.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(III)After the 77 Greenwich Property Loan has been paid in full (other than pursuant to a refinancing which shall be subject to clause (ii) below), the Disposition (other than under a Tenancy Lease) of the retail condominium units at the 77 Greenwich Property, an amount equal to 70.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(IV)After the receipt by the Borrower or any of its Subsidiaries of any Loss Proceeds with respect to the 77 Greenwich Property, an amount equal to 100.00% of the Loss Proceeds thereof shall be applied as a mandatory repayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below; and

(V)The Disposition under a Tenancy Lease of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 100.00% of the Net Cash Rental Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(ii)Refinancing of the 77 Greenwich Property. Within five (5) Business Days after the date on which the Borrower or any of its Subsidiaries receives any proceeds from any refinancing of the 77 Greenwich Property Loan, an amount equal to 100.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(iii)Permitted Berkley/11th Street Refinancing.  On any date after which (x) the Borrower and its Subsidiaries have completed a Permitted Berkley/11th Street Refinancing and (y) the Borrower or such Subsidiary subsequently conducts a Permitted Property Loan Refinancing with respect to such Indebtedness, within five (5) Business Days after the date on which the Borrower or any of its Subsidiaries receives any proceeds from such subsequent refinancing, an amount equal to the lesser of (x) the amount Advances used in connection with such Permitted Berkley/11th Street Refinancing and (y) the aggregate Net Cash Proceeds of such subsequent refinancing, shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below; provided, that the Borrower or such Subsidiary shall not be required to make any such prepayment so long as (A) after giving pro forma effect to such subsequent refinancing (1) no Event of Default shall have occurred, be continuing, or have resulted from such subsequent refinancing, (2) [reserved], and (3) Borrower shall have certified to the Administrative Agent compliance with the foregoing conditions, (B) the Borrower has delivered to the Administrative Agent on or prior to such date a written notice of its intent to reinvest such proceeds in Investments that constitute a Permitted Real Estate Acquisition and such proceeds shall be reinvested (or committed to be reinvested) within 365 days following the date of receipt of such proceeds (or, if the Borrower or the applicable Subsidiary enters into a legally binding commitment to reinvest such proceeds within 365 days following the receipt thereof, within 90 days after such original 365 day period) and (C) upon receipt of any such proceeds, the Borrower or the applicable Subsidiary shall deposit such proceeds into a Controlled Account (as defined in the Security Agreement) and such proceeds shall remain in such Controlled Account until reinvested or applied to prepay the Advances, in each case in accordance with this Section 2.06(b)(iii)); provided further that, (I) if all or any portion of such proceeds are not so reinvested within the time period indicated (or such earlier date, if any, as the Borrower or the applicable Subsidiary determines not to reinvest the proceeds from such subsequent refinancing as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.06(b)(iii) and (II) the proceeds shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below.

(iv)Indebtedness. Within five (5) Business Days after each date on which the Borrower or any of its Subsidiaries issues or incurs any Indebtedness (other than Indebtedness permitted to be issued or incurred pursuant to Section 5.02(b)), an amount equal to 100.00% of the Net Cash Proceeds thereof shall be applied as a mandatory repayment of the Obligations.

(c)All prepayments under Section 2.06 shall include Cash Pay Interest and PIK Interest through and including the date of such prepayment on the principal amount being prepaid and shall be applied first, to accrued and unpaid interest on the principal amount being prepaid, second, to the Exit Fee in connection with to the principal amount being prepaid, and third, the balance to the principal amount of the Advances.

(d)Exit Fee.

(i)[Reserved].

(ii)Notwithstanding anything herein (or in any other Loan Document) to the contrary, if all or any portion of the Loan is paid or prepaid (or is required to be paid or prepaid) pursuant to the terms and provisions of this Agreement or otherwise for any reason (including, but not limited to, any scheduled payment (including at maturity), optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, voluntary or involuntary, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any voluntary or involuntary bankruptcy or similar proceeding, or in the event of (x) the acceleration of the Debt for any reason (whether or not such acceleration occurs automatically), including acceleration as a result of any Event of Default, including, without limitation, the commencement of any voluntary or involuntary bankruptcy or similar proceeding or any Event of Default under Section 6.01(f) of this Agreement, (y) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Indebtedness in any voluntary or involuntary bankruptcy or similar proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or assignment in lieu of foreclosure or the making of a distribution of any kind in any voluntary or involuntary bankruptcy or similar proceeding to the Lenders in full or partial satisfaction of the Indebtedness, or (z) the termination of Agreement for any reason, the Lenders shall be paid, as an inducement for making the Loans (and not as a penalty) the Exit Fee.  The Exit Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding) or by exercise of remedies after an Event of Default. THE BORROWER AND OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE IN CONNECTION WITH ANY ACCELERATION. The Borrower and other Loan Parties expressly agree that (a) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Exit Fee, (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.06, (e) their agreement to pay the Exit Fee is a material inducement to the Lenders to provide the Commitments and make the Advances, and (f) the Exit Fee are represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any event triggering the prepayment of the Advances.

SECTION 2.07.Interest.

(a)Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until the date such Advance has been paid in full at (x) at the All PIK Interest Rate, or (y) at the Borrower’s election with the prior written consent of each Lender, at the Cash Pay Interest Rate and the PIK Interest Rate (collectively, and as applicable, the “Aggregate Interest Rate”), in each case as set forth in this Section 2.07.  The interest payable at the Cash Pay Interest Rate, if applicable, shall be payable in arrears commencing on December 31, 2023 (the “First Payment Date”), on each Payment Date thereafter and upon the Maturity Date (the “Cash Pay Interest”).  The interest payable at the PIK Interest Rate or the All PIK Interest Rate, as applicable, shall not be payable in cash on the First Payment Date, on each other Payment Date or on the Maturity Date but shall instead automatically be added to the unpaid principal amount on the First Payment Date, each other Payment Date and upon the Maturity Date (collectively, the “PIK Interest”) and shall thereafter constitute principal for all purposes of this agreement (collectively, the “Capitalized PIK”).  For the avoidance of doubt, the Capitalized PIK will accrue interest (x) in the case of All PIK Interest, at the All PIK Interest Rate, and (y) in all other cases, at the PIK Interest Rate and not the Aggregate Interest Rate.  Any accrued interest which for any reason has not theretofore been paid shall be due and payable in full on the Maturity Date.  All payments and other amounts due under this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.  The principal amount of the Loans increased by the addition of any Capitalized PIK may be evidenced in writing only by the Administrative Agent, which writing shall be deemed to be correct absent manifest error.

(b)Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall, on demand, pay interest on (i) the unpaid principal amount of each Advance owing to each Lender at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due at a rate per annum equal at all times to the Default Rate.

(c)Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.08.Fees.

(a)As consideration of the Initial Lender’s making of the Term Advances to the Borrower, Borrower agrees to pay a deferred financing fee (the “Exit Fee”) to the Initial Lender in an amount equal to one percent (1.00%) of (without duplication) the amount of all, or any portion of Advances, prepaid, repaid, or required to be repaid, as applicable (including on the Maturity Date). Although the Exit Fee is earned in full on the Restatement Effective Date, the Initial Lender hereby agrees to defer payment of the Exit Fee until the earlier of (i) the date of any prepayment or repayment of all or any portion of the Advances (or upon the date any such prepayment or repayment is required to be paid) and the (ii) the Maturity Date.

(b)Other Fees.

(i)The Borrower shall pay to TPHS for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or TPHS. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii)On the Restatement Effective Date, the Borrower shall pay to the Administrative Agent a one-time set up fee of $2,750.  Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(iv)On the Restatement Effective Date and on the last day of each calendar month, the Borrower shall pay to the Administrative Agent an administrative agency fee in an amount equal to $1,000.  Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(v)The Borrower shall pay to the Administrative Agent $300 per payoff quote and $300 to coordinate any collateral release.

(vi)To the extent that the Administrative Agent exercises remedies after an Event of Default or acts as a special servicer in any other manner, the Administrative Agent shall be entitled to special servicing fees to be negotiated by the Administrative Agent and the Borrower and paid by the Borrower.

SECTION 2.09.[Reserved].

SECTION 2.10.Increased Costs; Illegality; Mitigation Obligations.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.10(e));

(ii)subject any Lender to any Taxes (excluding, for purposes of this Section 2.10, any increased costs resulting from (x) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state or political subdivision under the laws of which such Lender is organized, has its Lending Office or otherwise has current or former connections (other than such connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or any Advance;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines in its reasonable discretion that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in clauses (a) or (b) of this Section 2.10 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)[Reserved].

(f)[Reserved].

(g)Designation of a Different Lending Office.  Each Lender may make any Advance to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Advance in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 2.10(a) or 2.10(b), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 2.10(f), then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, 2.10(a) or 2.10(b), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.10(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11.Payments and Computations.

(a)General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 P.M. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)Computations of Interest and Fees.  All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to clause (a) above, bear interest for one day.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume (without any obligation to do so) that the Borrower has made such payment in full to the Administrative Agent on such date in accordance herewith and the Administrative Agent may, in reliance upon such assumption (without any obligation to do so), cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender; provided that the Administrative Agent has no obligation to advance its own funds for such purpose.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

SECTION 2.12.Taxes.

(a)Any and all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction or withholding for any and all Taxes, except as required by Applicable Law.  If any Loan Party or the Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) such withholding agent shall make all such deductions and withholdings (ii) such withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of Indemnified Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  This indemnification shall be made within 10 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (e) and (g) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Code.

(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with (i) executed copies of IRS Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the IRS, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding Tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender claiming the benefit of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate reasonably acceptable to the Borrower and the Administrative Agent to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of an IRS Form W-8BEN or W-8BEN-E, (ii) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner and (iii) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  On or about the date that any Lender that is a United States person becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), such Lender shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.  No party shall have any obligation to pursue, or any right to assert, any refund of Taxes or Other Taxes that may be paid by another party.

(i)For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or other document described, and required to be provided, in subsection (f) or (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or (g) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(j)Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.13.Sharing of Payments, Etc.If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Advances made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advance and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14.Use of Proceeds.  The proceeds of the Advances made before the Restatement Effective Date were used solely for the purposes permitted under Section 2.14 of the Existing Credit Agreement. The proceeds of the Restatement Effective Date Advance shall be used to pay (x) costs associated with the 11th Street Property Loan and (y) fees to the Administrative Agent that are due and payable on the Restatement Effective Date pursuant to Section 2.08(b).

SECTION 2.15.Evidence of Debt.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that one or more promissory notes or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note or Notes, in substantially the form of Exhibit A-1 or Exhibit A-2 (as applicable) hereto, payable to the order of such Lender in a principal amount equal to the Term Loan Commitment or Incremental Term Loan Commitment, respectively, of such Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)The Administrative Agent shall maintain the Register in accordance with Section 9.06(c).  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.

(c)Entries made in good faith by the Administrative Agent in the Register, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16.[Reserved].

SECTION 2.17.Increase in the Term Loan Commitments.

(a)The Borrower may, at any time, by written notice to the Administrative Agent, request an increase in the aggregate amount of the Facility (each such increase, an “Incremental Term Loan Increase”) by not more than $25,000,000 to prior to the Incremental Increase Maturity Date (the date of such increase, the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate principal amount of the Facility at any time exceed $95,000,000 in the aggregate, and (ii) on the date of any request by the Borrower for an Incremental Term Loan Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b)The Administrative Agent shall promptly make available to the Lenders the Borrower notice for an Incremental Term Loan Increase, which notice shall include (i) the proposed amount of such requested Incremental Term Loan Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the an Incremental Term Loan Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Increase Date”).  Each Lender that is willing to participate in such requested Incremental Term Loan Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Increase Date of the amount by which it is willing to increase its Commitment in respect of the Facility (the “Proposed Increased Amount”).  If the Lenders notify the Administrative Agent in writing that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Incremental Term Loan Increase, the requested Incremental Term Loan Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Incremental Term Loan Increase multiplied by the ratio of each Lender’s Proposed Increased Amount to the aggregate amount of Proposed Increased Amounts.

(c)Promptly following each Commitment Increase Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Term Loan Increase.

(d)On each Increase Date, the Commitment of each Increasing Lender for such requested Incremental Term Loan Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the following conditions precedent shall have been satisfied on or prior to such Increase Date:

(i)The following statements shall be true, and the Administrative Agent shall have received, for the account of each Lender, a certificate signed by a Responsible Officer of the Borrower, dated the Increase Date, stating that:

(A)the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Increase Date, before and after giving effect to such Incremental Term Loan Increase and the application of the proceeds, if any, therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.17(d), the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03; and

(B)no Default or Event of Default has occurred and is continuing, or would result from the Incremental Term Loan Increase;

(ii)the Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent:

(A)[reserved];

(B)confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower;

(C)a certificate as to each Loan Party signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, as of the Increase Date the conditions specified in clause (d)(i) above have been satisfied;

(D)if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (x) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such Incremental Term Loan Increase and (y) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Incremental Term Loan Increase;

(E)a supplement to this Agreement executed by the Borrower and any Lender providing such Incremental Term Loan Increase which supplement may include such amendments to this Agreement as the Administrative Agent and each Increasing Lender deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.17, together with the consent of the Guarantors thereto;

(F)if requested by the Administrative Agent or any Increasing Lender, officer’s certificates of the type delivered on the Restatement Effective Date and opinions of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent;

(G)if requested by any Increasing Lender, a Note executed by the Borrower, payable to such Lender in the amount of its applicable Commitment; and

(iii)upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, all necessary information in connection with the Patriot Act, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification), “know your customer” requirements, and other customary requirements, not later than five (5) Business Days prior to the Increase Date to the extent such information is requested not later than ten (10) Business Days prior to such date.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders and the Borrower of the occurrence of the Incremental Term Loan Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender on such date and shall update Schedule I to reflect the Incremental Term Loan Commitments of each Increasing Lender.

(e)[Reserved].

(f)[Reserved].

(g)On each Increase Date, each Increasing Lender shall make the amount of its Incremental Term Loan Increase available in accordance with the conditions and procedures set forth in Section 2.02.  Notwithstanding anything to the contrary in Section 9.01, the Borrower, each Increasing Lender and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Increasing Lenders, to effect the provisions of this Section 2.17.  Each Incremental Term Loan Increase and the related Incremental Term Advances (including, without limitation, with respect to interest rate, fees, use of proceeds, covenants and events of default) shall be identical to terms of the existing Facility.

(h)This Section shall supersede any provisions in Section 2.13 or 9.01 to the contrary.]

ARTICLE III.

CONDITIONS OF EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 3.01.Conditions Precedent to the Effectiveness.  This Agreement shall not become effective until the date on which each of the following conditions has been satisfied, in the sole discretion of the Initial Lender:

(a)The Initial Lender shall have received on or before the Restatement Effective Date the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lender (unless otherwise specified):

(i)Counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Guarantors and the Initial Lender.

(ii)A Term Note executed by the Borrower in favor of the Initial Lender, to the extent requested.

(iii)Counterparts of the following agreements in form and substance reasonably satisfactory to the Initial Lender, each executed and delivered by the parties thereto:

(A)the Holdco Pledge Agreement;

(B)the Borrower Assignment Agreement; and

(C)the Guarantor and Collateral Release Agreement.

(iv)[Reserved].

(v)In each case, solely with respect to Collateral required to be granted or to be affirmed on the Restatement Effective Date, an amended and restated security and pledge agreement (together with each joinder or supplement delivered pursuant to Section 5.01, the “Security Agreement”), duly executed by the applicable Grantors, together with:

(A)certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements and/or powers required by the Security Agreement,

(B)evidence that (x) all proper financing statements have been or contemporaneously therewith will be duly filed under the Uniform Commercial Code of all applicable jurisdictions and (y) all applicable perfection requirements that the Initial Lender reasonably may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Grantor as debtor, together with (x) copies of such other financing statements and (y) if any such financing statement covers Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings), and

(D)evidence that all other actions, recordings and filings that the Initial Lender may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement have been taken.

(vi)A Solvency Certificate.

(vii)A Restatement Effective Date Certificate, together with all attachments thereto.

(viii)Certified copies of the resolutions of the board of directors of the Borrower and/or of the board of directors or other equivalent governing body of each other Loan Party for which it is the ultimate signatory, in each case, unanimously approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(ix)A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (C) long-form certificate(s) of good standing, existence or its equivalent (including tax status if available) with respect to each Loan Party from such Loan Party’s state of incorporation or organization and in each other jurisdiction in which qualification is necessary in order for such Loan Party to own or lease its property and conduct its business, each as of a date within 20 days prior to the Restatement Effective Date.

(x)Such documents and certifications as the Initial Lender may reasonably require to evidence that in each jurisdiction in which any Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, such Loan Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(xi)A certificate of each Loan Party signed on behalf of such Loan Party, by any two of its Responsible Officers, dated the Restatement Effective Date (the statements made in which certificate shall be true on and as of the Restatement Effective Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party since the date of the certificate referred to in Section 3.01(xii), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(xi) were adopted and on the Restatement Effective Date, (C) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Restatement Effective Date and (D) the absence of any event occurring and continuing, or resulting from the Borrowing on the Restatement Effective Date, that constitutes a Default.

(xii)A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xiii)A certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by all Loan Parties and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(xiv)Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, insurance, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), financial statements of the Borrower and/or the Restatement Effective Date Real Estate Property, and financial projections for the Borrower’s consolidated operations.

(xv)[Reserved].

(xvi)(1) The modification of that certain mortgage loan by MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.) in favor of TPHGreenwich Owner LLC, dated on or before the Restatement Effective Date, pursuant to, among other documents, that certain Third Amendment to Master Loan Agreement and Loan Documents; (2) the modification of that certain mezzanine loan by TPHS Lender II LLC in favor of TPHGreenwich Subordinate Mezz LLC, dated on or before the

Restatement Effective Date, pursuant to, among other documents, that certain Second Amendment to Amended and Restated Mezzanine Loan Agreement and Loan Documents.

(xvii)Such other assurances, certificates, documents, consents or opinions as the Initial Lender reasonably may request.

(b)The Initial Lender shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them, and shall have completed all due diligence with respect to the Borrower and its Subsidiaries, and their respective business, operations, assets and liabilities, including, without limitation, the satisfactory review (i) by a construction and/or development consultant of the Properties, (ii) of any applicable shareholder agreements or registration rights agreements and (iii) the existing Property Loan Documents, in each case, in scope and substance reasonably satisfactory to the Initial Lender.

(c)Before and after giving effect to the transactions contemplated by the Loan Documents, since December 31, 2022, there shall have occurred no Material Adverse Change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties.

(d)There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to materially and adversely affect the Borrower and its Subsidiaries or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(e)All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes conditions upon the transactions contemplated by the Loan Documents.

(f)[Reserved].

(g)The Borrower shall have paid all reasonable and documented fees and expenses that are not legal fees or disbursements of the Administrative Agent and Initial Lender incurred in connection with any of the Loan Documents and the transactions contemplated thereby prior to the Restatement Effective Date and invoiced at least three (3) Business Days prior to the Restatement Effective Date.

(h)[Reserved].

(i)The Initial Lender and the Administrative Agent shall have received the financial statements of the Borrower and its Subsidiaries described in Section 4.01(g).

(j)(i) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act and (ii) completed background and reference checks with respect to each Loan Party’s senior management, in each case received by each requesting Person at least five (5) Business Days prior to the Restatement Effective Date to the extent such information is requested at least ten (10) Business Days prior to the Restatement Effective Date.

(k)The Borrower and each Subsidiary shall have provided to the Administrative Agent and the Initial Lender the (i) results of a search of the UCC filings (or equivalent filings), tax Liens, judgment Liens, bankruptcies and litigations made with respect to the Borrower and each Subsidiary, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Initial Lender that the Liens indicated in all such financing statements and other filings (or similar document) are permitted pursuant to Section 5.02(a) or the discharge of such Liens on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Initial Lender  and (ii) results of searches of ownership of intellectual property of the Loan Parties in the United States Patent and Trademark Office and the United States Copyright Office.

(l)The Initial Lender and the Administrative Agent shall have received evidence of the insurance coverage required to maintained pursuant to Section 5.01(d), which insurance shall have been reviewed by one or more of the Initial Lender’s risk managers and be satisfactory to the same.  All insurance shall be subject to satisfactory endorsements in favor of the Administrative Agent.

(m)The Administrative Agent and the Lenders shall be satisfied with and shall have completed all due diligence with respect to the Borrower and its Subsidiaries’ Restatement Effective Date Real Estate Property including (i) satisfactory review by a construction and/or development consultant of the Restatement Effective Date Real Estate Property and (ii) satisfactory review of the Property Loan Documents and other material agreements relative to the Restatement Effective Date Real Estate Property.

(n)The Initial Lender shall have received Appraisals of each of the Restatement Effective Date Real Estate Properties included in the Total Asset Value in form and substance satisfactory to the Initial Lender, reflecting the Appraised Value for such Restatement Effective Date Real Estate Property.

(o)The Borrower shall have delivered to the Initial Lender the Budget.

SECTION 3.02.Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including, if requested, on the Restatement Effective Date), shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied or waived (the consummation of the closing hereunder being deemed to constitute the waiver of all conditions set forth in Section 3.01 that were not satisfied) and such further conditions precedent that on the date of such Borrowing:

(a)The Administrative Agent shall have received a Notice of Borrowing in accordance with the terms hereof.

(b)The following statements shall be true:

(i)the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, except to the extent that failure of a representation or warranty to be true and correct does not result from a breach of a covenant hereunder, and except that for purposes of this Section 3.02, the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03 and the items listed on any schedule shall be reasonably acceptable to the Required Lenders; and

(ii)no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, extension or increase or (B) in the case of any Borrowing, from the application of the proceeds therefrom.

Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.02(b) have been satisfied on and as of the date of the applicable Borrowing.

SECTION 3.03.Determinations Under Section 3.01 and 3.02.  Without limiting the generality of the provisions of the last paragraph of Section 8.03, each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, consent to, and/or approved of, each document, agreement, instrument or other item required to be delivered to, consented to, and/or approved by, the Administrative Agent or any Lender, as applicable, pursuant to Section 3.01 or 3.02 and to have acknowledged that each of the conditions set forth in this Section 3.01 or 3.02 have been satisfied to its satisfaction (or otherwise waived by the Lenders).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.Representations and Warranties of the Loan Parties.  Except as otherwise described in reports and statements filed by TPH or any of its Subsidiaries with the SEC on a non-confidential basis, each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

(a)Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and is licensed and, as applicable, in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to (x) own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(b)Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Restatement Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Restatement Effective Date.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Guarantors are owned by such Loan Party or Subsidiaries free and clear of all Liens, except for Liens created under the Loan Documents or any Permitted Encumbrance.  As of the Restatement Effective Date, the Borrower and each of its Subsidiaries do not own any Equity Interests of any Joint Venture.

(c)Due Authorization; No Conflict.  The execution and delivery by each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene Organization Documents of such Loan Party, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)Authorizations and Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Security Agreement, (iii) the perfection or maintenance of the Liens created under the Security Agreement (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Agreement; except for (i) the filing of UCC financing statements and continuations or amendments thereof, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iii) filings with the Securities and Exchange Commission and (iv) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party, in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(f)Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, Governmental Authority or arbitrator that (i) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g)Financial Condition.

(i)The audited Consolidated balance sheet of TPH and its Subsidiaries as at December 31, 2022 and the related audited Consolidated statements of income and cash flows for such Fiscal Year, reported on by and accompanied by a report from BDO USA, LLP, copies of which have heretofore been furnished to the Initial Lender, present fairly in all material respects the Consolidated financial position of Borrower and its Subsidiaries as at such date and the Consolidated results of operations and cash flows of Borrower and its Subsidiaries for such Fiscal Year then ended.

(ii)Borrower has furnished to the Initial Lender complete and correct copies of the interim consolidated balance sheet and the related statements of income of TPH and its Subsidiaries on a Consolidated Basis for the fiscal quarter ending September 30, 2023. All such financial statements have been certified by a Responsible Officer of TPH and fairly present the financial position of TPH and its Subsidiaries as of the respective dates indicated and the Consolidated results of their operations and cash flows for the respective periods indicated, in all material respects, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. TPH and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Restatement Effective Date after giving effect to the incurrence of Advances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of TPH and its Subsidiaries.

(iii)Since December 31, 2022, there has been no Material Adverse Change.

(h)Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(xii) are or were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial performance.

(i)Full Disclosure.

(i)All written information (other than projections, estimates  and information of a general economic nature or general industry nature) (the “Disclosure Information”) concerning Borrower, the Subsidiaries and the transactions contemplated by this Agreement prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Disclosure Information was furnished to the Lenders and as of the Restatement Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(ii)The projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lender or the Administrative Agent in connection with the transactions contemplated by this Agreement (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Restatement Effective Date, and (ii) as of the Restatement Effective Date, have not been modified in any material respect by the Borrower.

(j)Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.  Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(n)Tax Returns and Payments.  All federal, state income and other Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all federal, state income and other Taxes due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid (other than any Taxes the amount or validity that is the subject of a Good Faith Contest.  There is no proposed written tax assessment against the Borrower or any of its Subsidiaries that is not being actively contested by a Good Faith Contest.

(o)Intellectual Property.The Borrower and each of its Subsidiaries owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others.

(p)Real Estate.

(i)Set forth on Part I of Schedule 4.01(p) hereto is (x) a list of the Restatement Effective Date Real Estate Property, showing as of the Restatement Effective Date, the street address, state, record owner and book value thereof and (y) a complete and accurate list of all Restatement Effective Date Property Indebtedness.  Each Restatement Effective Date Real Estate Property is owned in fee by any Loan Party or any of its Subsidiaries and such Loan Party or Subsidiary has good insurable fee simple title to such Real Estate, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(ii)Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all Real Estate owned in fee by any Loan Party or any of its Subsidiaries, showing as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof.  Each such Loan Party or Subsidiary has good, insurable fee simple title to such Real Estate, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(iii)Set forth on Part III of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Estate under which any Loan Party or any of its Subsidiaries is the lessee showing as of the Restatement Effective Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is, to the knowledge of Borrower, the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iv)The Borrower or a Subsidiary of the Borrower has good, record and insurable title to, or a valid and enforceable leasehold interest in, all of the Properties owned or leased by the Borrower or any Subsidiary of the Borrower, in each case free and clear of all Liens other than Liens expressly permitted under Section 5.02(a). For each Eligible Real Estate Property, a policy of title insurance approved for use in the applicable jurisdiction has been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the applicable Subsidiary of the Borrower in such Real Estate Property or, as appropriate, a policy of leasehold insurance has been issued insuring, as of the effective date of each such insurance policy, the leasehold interest held by the applicable Subsidiary of the Borrower in such Real Investment, in each case free and clear of all Liens other than Liens expressly permitted under Section 5.02(a).  Such title policies are in full force and effect, all premiums thereon have been paid, no claims have been made by Borrower or its Subsidiaries thereunder and no claims have been paid thereunder by Borrower or its Subsidiaries.

(v)Each Real Estate Property (excluding any Real Estate Property that is being developed or redeveloped) has rights of access to public ways and is served by water, sewer, sanitary sewer, storm drain facilities, gas, heat, drainage, storm, telecommunication, electrical systems and fire protection, in each case as is necessary for the conduct of the businesses at such Real Estate Property as currently conducted, and to Borrower’s knowledge, such services are available and operable in adequate capacity to permit the use of such Real Estate Property for its current purpose, except where the failure of the foregoing to be true would not have a Material Adverse Effect.

(vi)As of the Restatement Effective Date, none of the Borrower or the Borrower’s Subsidiaries have received any written notice to the effect that (a) any condemnation, expropriation, requisition or similar proceedings or rezoning proceedings are pending or threatened with respect to any of the Properties, or (b) any applicable laws, including, without limitation, any zoning regulation or ordinance (including with respect to parking), rules, building, fire, health or similar law, code, ordinance, order or regulation has been violated in any material respect for any Real Estate Property.

(vii)[Reserved].

(viii)Except as would not have a Material Adverse Effect, all real property leases under which any of the Borrower or its Subsidiaries is a lessee are valid and subsisting (other than those which terminate in accordance with their terms) and are in full force and effect. Neither the Borrower nor any of its Subsidiaries has received written notice of any material default by the Borrower or its Subsidiaries from any other party to such leases. The leases for land or space under which any of the Borrower and its Subsidiaries is a lessor are valid and subsisting and are in full force and effect except to the extent that any invalidity or non-subsistence thereof would not result in a Material Adverse Effect, and, neither the Borrower nor any of its Subsidiaries is in default in any respect with respect to such leases except where the failure of the foregoing to be true would not result in a Material Adverse Effect.

(q)Environmental Matters.

(i)Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the SEMs or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material or lead-based paint on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material or lead-based paint in good condition that is being managed pursuant to, and in compliance with, an operations and maintenance plan that has been prepared by a qualified environmental engineer or consultant in accordance with industry standards and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law and for which all legally required warnings have been made or given; and no  Hazardous Materials have been Released nor has any Person been exposed to Hazardous Materials on any property currently owned or operated by any Loan Party or any of its Subsidiaries in any material amount or nature or which could reasonably be expected to materially adversely affect the value of any such property or in material violation of any Environmental Law or Environmental Permit by any Loan Party or any of its Subsidiaries, or, to the knowledge of each Loan Party and its Subsidiaries, by any other Person or during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any property, site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in compliance in all material respects with all applicable Environmental Laws and in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in compliance in all material respects with all applicable Environmental Laws and in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r)Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business and properties, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(s)Force Majeure.  Neither the business nor the Property of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement)

and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)Solvency.  The Borrower and its Subsidiaries are and, upon the incurrence of any Advance, will be Solvent on a Consolidated basis.

(v)Insurance.  The properties of each Loan Party and each Subsidiary of each Loan Party are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, against loss and damage in such amounts, with such deductibles and covering such risks, as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Loan Party operates. Such insurance in effect on the Restatement Effective Date is described on Schedule 4.01(v).  As of the Restatement Effective Date, all premiums with respect thereto that are due and payable have been duly paid, no Loan Party or Subsidiary of a Loan Party has received or is aware of any notice violation or cancellation thereof, and each Loan Party and each Subsidiary of each Loan Party has complied in all material respects with the requirements of each such policy, except where the failure of the foregoing to be true would not have a Material Adverse Effect.  No Borrower or any Subsidiary of the Borrower has knowingly done, by act or omission, anything which would materially impair the coverage of any such policy.

(w)ERISA Matters.  (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans as of the Restatement Effective Date.  Except as would not reasonably be likely to result in a Material Adverse Effect:

(i)No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan.

(ii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the IRS and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to Borrower’s knowledge, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v)Each Plan and each Welfare Plan subject to ERISA is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to be a qualified plan under Section 401(a) of the

Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of each Loan Party, nothing has occurred that would reasonably be likely to prevent or cause the loss of such tax-qualified status.

(vi)(A) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (B) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Plan to drop below 60% as of the most recent valuation date; (C) none of any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (D) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (E) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan that has resulted or could reasonably be expected to result in material liability to any Loan Party.

(vii)Each Loan Party represents and warrants as of the Restatement Effective Date that it is not a Benefit Plan.

(x)Sanctioned Persons.  None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not, in violation of Sanctions, directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”).  Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws.

(y)Anti-Corruption Laws; Anti-Money Laundering Laws.  The Loan Parties and their respective Subsidiaries and, to the knowledge of any Responsible Officer of the

Borrower, all directors, officers, employees, agents or Affiliates of any Loan Party or any of its respective Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act.

(z)EEA Financial Institution.  Neither any Loan Party nor any of its Subsidiaries, as applicable, is an EEA Financial Institution.

(aa)Covered Party.  No Loan Party is a Covered Party (as defined in Section 9.18).

(bb)Condemnation.Except as set forth on Schedule 4.01(bb), there is no pending condemnation or eminent domain proceeding affecting any of the Real Estate Property and no Loan Party has received a written notice that the same is contemplated.

(cc)Security Agreement.  The provisions of the Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Grantors in the Collateral described therein.  Except as contemplated by the Security Agreement, no filing or other action will be necessary to perfect or protect such Liens.

(dd)Guarantors.  Each Subsidiary of the Borrower, other than Excluded Subsidiaries and other Subsidiaries that are not yet required to become Guarantors pursuant to the terms hereof, is a Guarantor.

(ee)Utilities.  Each Real Estate Property has adequate water, gas and electrical supply, storm and sanitary sewage facilities, other required public utilities, and means of access between such Property and public roads, subject to intermittent temporary outages that also affect nearby properties, except for any failure that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ff)Trade Names and Principal Place of Business. Schedule 4.01(ff) sets forth a correct and complete list of all trade names used by any Loan Party or any of its Subsidiaries as of the Restatement Effective Date. The principal place of business of each Loan Party and each of its Subsidiaries as of the Restatement Effective Date is set forth on Schedule 4.01(ff).

(gg)[Reserved].

(hh)[Reserved].

(ii)Swap Agreements.  As of the Restatement Effective Date, none of the Borrower and its Subsidiaries are parties to any Swap Obligation.

(jj)Additional Real Estate Property Representations.

(i)There are no pending or proposed (in writing) special or other assessments for public improvements or otherwise affecting any Real Estate Property,

except where the same would not reasonably be expected to have a Material Adverse Effect.

(ii)None of the improvements on any Eligible Real Estate Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the Borrower has obtained commercially reasonable flood insurance and such insurance is in full force and effect.

(iii)Each of the property surveys of the Eligible Real Estate Properties delivered or made available to the Initial Lender prior to the Restatement Effective Date, show all buildings located on the Real Estate Properties and there are no (i) other material improvements located on the Eligible Real Estate Properties not shown on such surveys nor (ii) material buildings or other improvements on adjacent properties that are not shown on such surveys and that materially encroach onto any of the Eligible Real Estate Properties, in each case, as of the respective dates of such surveys and, in each case, except where the same would not reasonably be expected to have a Material Adverse Effect.

(iv)[Reserved].

(v)No material issues with the physical condition of the Real Estate Properties exist except where the same would not reasonably be expected to have a Material Adverse Effect.

(vi)All (a) real estate taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Restatement Effective Date in respect of each Eligible Real Estate Property (excluding any related personal property), and that if left unpaid, would be, or might become, a Lien on such Real Estate Property having priority over the related mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Restatement Effective Date in respect of each Eligible Real Estate Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established or same is otherwise being contested in accordance with the provisions of the applicable Property Loan Documents. Each Eligible Real Estate Property consisted of one or more separate and complete tax parcels. For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

(vii)No Eligible Real Estate Property (while such Eligible Real Estate Property is owned by a Subsidiary of Borrower) has suffered material damage by fire, wind or other casualty (excluding any ordinary course wear and tear), which damage has not either been fully repaired or fully insured (excluding the deductible), or for which escrows or reserves have not been established.

(viii)As of the Restatement Effective Date, each Real Estate Property is owned by a direct or indirect Subsidiary of the Borrower, and such Subsidiary shall own 100% of the fee interest in such Real Estate Property.

(kk)Indebtedness.

(i)None of the Borrower nor its Subsidiaries has received any written notice from any Lender of any breach, default or an Event of Default under any Property Loan Documents which breach, default or Event of Default has not been cured to the satisfaction of the lender with respect to such Permitted Property Indebtedness (and such lender has reinstated such Permitted Property Indebtedness).

(ii)As of the Restatement Effective Date, no Loan Party and no Subsidiary of any Loan Party has any Indebtedness other than Indebtedness permitted by Section 5.02(b).

ARTICLE V.

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will do the following:

(a)Compliance with Laws, Etc.  (i) Comply, and cause each of its Subsidiaries to (x) comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 to which each of them and their respective property and assets are subject and all applicable restrictions imposed on each of them and their property or assets by any governmental and regulatory authority, except where any non-compliance could not reasonably be expected to have a Material Adverse Effect, and (y) comply with all Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act and (ii) obtain and maintain in effect all governmental or regulatory authorizations that are necessary (A) to own or lease and operate their respective property and assets and to conduct their respective businesses as presently conducted or (B) for the due execution, delivery, filing or performance by the Borrower or any Loan Party of any Loan Document or for the consummation of any of the other transactions contemplated hereby, except, in each case, where a failure to obtain such authorizations could not reasonably be expected to have a Material Adverse Effect.

(b)Payment of Taxes and Claims Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or assets; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any Collateral (in each case, other than Permitted Encumbrances).

(c)Compliance with Environmental Laws.  Comply, and use commercially reasonable efforts to cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except where non-compliance could not reasonably be expected to have a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to obtain any such Environmental Permit could not reasonably be expect to have a Material Adverse Effect; comply with all applicable operations and maintenance plans and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove, abate and clean up all Hazardous Materials at or from any of its properties required by and in compliance with the requirements of all Environmental Laws, except where non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)Maintenance of Insurance.  Maintain, and/or cause each of its Subsidiaries to maintain, (x) insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed) and (y) the insurance coverage required pursuant to their respective Property Loan Documents.  With respect to any insurance maintained by any Loan Party, the insurance against loss or damage to the Collateral shall name the Administrative Agent as sole loss payee with respect to the Collateral, shall not be invalidated by any action of or breach of warranty by such Loan Party of any provision thereof and shall waive subrogation against the Administrative Agent. With respect to any liability policy(ies) maintained by any Loan Party, such liability policy(ies) shall name the Administrative Agent as an additional insured in the full amount of such Loan Party’s liability coverage limits (or the coverage limits of any successor to such Loan Party or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by the Administrative Agent and contain severability of interest clauses. All policies of insurance maintained by any Loan Party shall provide that the Administrative Agent shall be given thirty (30) days’ notice of cancellation of coverage as per policy provisions. On or prior to the Restatement Effective Date and prior to each policy renewal, the Borrower shall furnish to the Administrative Agent, certificates of insurance or other evidence reasonably satisfactory to the Administrative Agent that insurance maintained by any Loan Party complies with all of the above requirements is in effect.

(e)Preservation of Existence, Etc.

(i)Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(ii)Shall, and shall cause each of its Subsidiaries to, duly qualify and to remain duly qualified as a foreign corporation or other entity, and to be and remain in good standing, in each jurisdiction in which the ownership, lease or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to so qualify is not reasonably likely to result in a Material Adverse Effect.

(f)Visitation Rights.  Upon reasonable prior notice, at reasonable times and from time to time, permit, subject to the rights of tenants under any Tenancy Leases and other occupants, any of the Administrative Agent or Lenders, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants; provided that (i) Administrative Agent, Lender and/or their respective agents or representatives shall use commercially reasonable efforts to minimize interference with the business operations at such property during any such visit, (ii) Borrower shall have the right to have a representative of Borrower present during any such visitation, (iii) so long as no Event of Default has occurred and is continuing, no more than one (1) such visit and inspection by the Administrative Agent or the Lender during any year shall be at the expense of the Borrower and (iv) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Without limiting the generality of the foregoing, the each Loan Party shall, and shall cause each of its Subsidiaries to permit the Administrative Agent, any Lender and any of their respective agents or representatives thereof, upon reasonable notice and during normal business hours: (a) to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries, including significant business activities and business and financial developments of the Borrower and its Subsidiaries, with the officers, employees and directors of the Borrower or its Subsidiaries; and (b) to provide such other financial statements, operating reports, forecasts, projections, budgets and other financial reports of the Borrower or its Subsidiaries and such other information with respect to the business, financial condition or operations of the Borrower or its Subsidiaries as the Lender may reasonably request.

(g)Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Properties (excluding any Real Estate Property that is being restored, developed or redeveloped) in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(i)[Reserved].

(j)Covenant to Guarantee Obligations.  Prior to the (i) formation or acquisition of any new direct or indirect Subsidiary of a Loan Party or (ii) time that any Excluded Subsidiary is no longer an Excluded Subsidiary, cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents (collectively, the “Guarantor Deliverables”).

(k)Information Regarding Collateral.  The Borrower shall, and shall cause each Grantor to, provide the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, before effecting any change (i) in any Grantor’s legal name, (ii) in any Grantor’s identity or organizational structure, (iii) in any Grantor’s U.S. taxpayer identification number, or (iv) in any Grantor’s jurisdiction of organization or incorporation (in each case, including by a Disposition, merger with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction).  Such notice shall clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request.  In addition, prior to any such change, the Borrower shall, and shall cause each Grantor to, take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  The Borrower hereby agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described above in this section.  Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, the Borrower agrees that it will, and will cause each other Grantor to, at all times maintain its jurisdiction of organization in one of the States within the United States of America or the District of Columbia.

(l)Further Assurances.

(i)Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, file, and re-file such certificates, assurances and take such other actions as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by the Security Agreement, (C) to perfect and maintain the validity, effectiveness and priority of the Security Agreement and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (other than Excluded Subsidiaries) is or is to be a party, and cause each of its Subsidiaries (other than Excluded Subsidiaries) to do so.

(m)Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, in each case, except to the extent same will not result in a Material Adverse Effect.

(n)[Reserved].

(o)[Reserved].

(p)Senior Debt.  The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall at all times rank either pari passu or prior in right of payment to all other Indebtedness of Borrower.

(q)Maintenance of Ratings. Upon the request of the Administrative Agent, the Borrower shall cooperate in obtaining a public credit rating issued by either Moody’s or S&P with respect to the Advances.

(r)Lenders Meetings. At the request of the Administrative Agent, Borrower will participate in a meeting of the Administrative Agent and Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) or via teleconference call once during each fiscal year at such time as may be agreed to by the Borrower and Administrative Agent; provided that, upon the occurrence and during the continuance of an Event of Default, Borrower will participate in lender meetings at any time at the reasonable request of the Administrative Agent.

(s)Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act, and promptly upon the written request of the Administrative Agent, furnish to the Administrative Agent and the Lenders any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act.

(t)Beneficial Ownership.  Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Corruption Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(u)[Reserved].

(v)Post-Closing Covenant.  With respect to the items set forth on Schedule 5.01(v) and notwithstanding anything  to the contrary herein or in any other Loan Document, the Borrower and each other Loan Party shall be required to deliver the documents or take the actions specified on schedule 5.01(v) in the form, manner and time specified on Schedule 5.01(v) or by such later date as the Required Lenders agree to in their sole discretion.

(w)Appraisal Rights.

(i)The Required Lenders may, for the purpose of determining the current Appraised Value of the Eligible Real Estate Property, obtain new Appraisals or an update to existing Appraisals with respect to such Real Estate Property, or any of them, as the Required Lenders shall determine (i) in connection with the acceptance of such Real Estate as a Eligible Real Estate Property, (ii) once annually unless an Event of Default shall be in existence, (iii) in connection with any requested extension of the Maturity Date, or (iv) at any time while an Event of Default is in existence. The reasonable expense of such Appraisals and/or updates performed pursuant to this Section 5.01(w) shall be borne by the Borrower and payable to the Lenders within ten (10) days of demand and upon request from the Borrower, accompanied by reasonable evidence that Lenders incurred the costs in question.

(ii)The Borrower acknowledges that the Required Lenders have the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Administrative Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.  Borrower shall provide a copy of any Appraisal it obtains to the Administrative Agent.

(x)Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan and each Welfare Plan in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan, except, with respect to clauses (a)-(c), to the extent that the failure to take such actions would not reasonably be likely to result in a Material Adverse Effect.

SECTION 5.02.Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will, at any time, do any of the following:

(a)Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any  property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

(i)Permitted Encumbrances;

(ii)Liens pursuant to any Loan Document;

(iii)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(iv)Liens arising pursuant (a) to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of property or other assets acquired by Borrower or any of its Subsidiaries (including, without limitation, Liens arising under capital leases) or (b) mortgages or security agreements securing financing incurred to refurbish, renovate or otherwise improve existing assets, provided, in any event, that any such Liens attach only to the assets so purchased, refurbished, renovated or improved;

(v)judgment Liens in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party or Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor (exclusive of obligations in respect of the payment of borrowed money);

(vi)Liens (other than Liens imposed under ERISA) on cash deposited in the ordinary course of business to secure a Loan Party’s or a Subsidiary’s obligations in connection with worker’s compensation or other unemployment insurance, or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(vii)non-exclusive licenses of copyrights and other intellectual property rights in the ordinary course of business and only covering the assets so licensed;

(viii)Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer in each case securing insurance premium financings permitted under Section 5.02(b)(ix);

(ix)security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; provided that, such Liens do not materially impair (i) the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business or (ii) the Administrative Agent’s or the Lender’s right and remedies under the Loan Documents;

(x)[reserved];

(xi)[reserved];

(xii)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(xiii)Liens existing on specific tangible assets at the time acquired (including by acquisition, merger or consolidation) by Borrower or any of its Subsidiaries or on assets of a Person at the time such Person first becomes a Subsidiary of Borrower; provided that (a) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by Borrower or any of its Subsidiaries and (b) such Investment was otherwise permitted pursuant to this Agreement; and

(xiv)Liens securing Permitted Property Indebtedness.

(b)Indebtedness.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)Indebtedness under the Loan Documents;

(ii)unsecured trade payables incurred in the ordinary course of business;

(iii)unsecured Indebtedness owing to the Borrower or a Guarantor by a Subsidiary of the Borrower;

(iv)[reserved];

(v)[reserved];

(vi)Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit and unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(vii)Indebtedness of a Loan Party or a Subsidiary in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, pursuant to reimbursement or indemnification obligations of such Person in the ordinary course of business and consistent with current practices as of the Restatement Effective Date;

(viii)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or any cash management or related services;

(ix)Indebtedness consisting of the financing of insurance premiums for the insurance of the Borrower and its Subsidiaries in the ordinary course of business so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(x)[reserved];

(xi)Guarantee obligations arising under guaranties made in the ordinary course of business of obligations of any Loan Party, which obligations do not constitute Indebtedness and are otherwise not prohibited hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(xii)[reserved];

(xiii)[reserved];

(xiv)Indebtedness consisting of Swap Obligations, interest rate caps or other hedge products entered into with respect to Permitted Property Indebtedness; and

(xv)Restatement Effective Date Property Indebtedness.

(c)Change in Nature of Business.  Engage in, or permit any of its Subsidiaries to engage in, any business other than business as carried on at the Restatement Effective Date and the Core Business Activities and other business activities incidental thereto.

(d)Mergers, Etc.  Except as permitted by Section 5.02(e), merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division) any other Subsidiary (provided that if one or more of such Subsidiaries is a Loan Party, a Loan Party shall be the surviving entity) and (ii) any Subsidiary that is not a Loan Party may merge with any Person that is not a Loan Party, in each case so long as no Event of Default shall have occurred and be continuing at the time of such execution and delivery of the merger agreement and no Event of Default would result from consummation of such merger.  Notwithstanding any other provision of this Agreement, any Subsidiary of the Borrower (other than any such Subsidiary that is the direct owner of any Property) may liquidate, dissolve or Divide if the Borrower determines in good faith that such liquidation, dissolution or Division is in the best interests of the Borrower and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(e)Sales, Etc. of Assets.  Sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of (including pursuant to a Division or merger or sale of Equity Interests), or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire any Property (each such action, including, without limitation, any Sale and Leaseback Transaction, being a “Disposition”), except any Property which does not constitute a Material Asset to the extent such Disposition is an arm’s-length transaction.

(f)Investments.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the Restatement Effective Date as set forth on Schedule 5.02(f);

(ii)Investments in Cash Equivalents;

(iii)Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(iii);

(iv)[reserved];

(v)with the prior written consent of the Required Lenders in their sole and absolute discretion, Permitted Real Estate Acquisitions;

(vi)[reserved];

(vii)so long as not otherwise prohibited under this Agreement, guarantees of performance by the Borrower or any Subsidiary of any other Subsidiary that is not a Loan Party in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money (other than Non-Recourse Debt Guarantees);

(viii)[reserved];

(ix)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties and Subsidiaries not to exceed at any time $750,000; and

(x)Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)Restricted Payments.  In the case of the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, including, in each case, by way of a Division (collectively, “Restricted Payments”), except any transactions permitted pursuant to Section 5.02(t)(i).

(h)Amendments of Organization Documents.  Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, any of its Organization Documents, provided that (1) any amendment to any such constitutive document that would be adverse to any Lender or would materially impair the rights or interests of the Administrative Agent or any Lender in any Collateral shall be deemed “material” for purposes of this Section 5.02(h)); (2) any amendment to any such constitutive document that would designate such Subsidiary that is not a Loan Party as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only that are borrowers under Property Loan Documents (or a manager, general partner, managing member thereof of the like), a Subsidiary may amend its Organization Documents if required under any Property Loan Document and/or in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement (excluding this paragraph (h)) and could not reasonably be expected to result in a Material Adverse Effect; provided further, in the case of (3), the Administrative Agent and the Required Lenders are provided no less than 5 Business Days’ notice of such proposed amendment accompanied by an explanation of the requirement therefor.

(i)Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise) (any such agreement or arrangement, a “Restrictive Agreement”), except (A) pursuant to the Loan Documents, and (B) in connection with any Permitted Property Indebtedness; provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries other than those that are borrowers or guarantors of the applicable Permitted Property Indebtedness or that are otherwise party to a Property Loan Document or are entities that hold no material assets other than direct or indirect interests in the borrowers.

(l)Amendment, Etc. of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof (other than any expiration of such Material Contract in accordance with its terms), amend or otherwise modify any Material Contract to the extent that such action could reasonably be expected to have a Material Adverse Effect.

(m)Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) pursuant to the Loan Documents or (ii) in connection with (A) any Permitted Property Indebtedness; provided that other than the Restatement Effective Date Property Indebtedness the terms of such Permitted Property Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Real Estate Property other than the Real Estate Property financed pursuant to such Permitted Property Indebtedness (provided, further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction) or (B) any Capitalized Lease permitted by Section 5.02 solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(n)Use of Proceeds. Use the proceeds of any Advances except as set forth in Section 2.14.

(o)Payments of Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to utilize their funds to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Joint Venture. For the avoidance of doubt, this subparagraph (o) shall not restrict or prohibit the use of third-party funds.

(p)Multiemployer Plans.  Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan, other than the continued payment of Withdrawal Liability referenced in the audited financial statements and the interim financial statements that are to be delivered pursuant Section 5.03(c) and Section 5.03(d).  No Loan Party will be or become a Benefit Plan.

(q)Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction.

(r)Formation of Subsidiaries and Joint Ventures. Create or permit any of its Subsidiaries to create, any new Subsidiary or Joint Venture.

(s)Sanctioned Persons.  In violation of Sanctions, directly or indirectly use or permit or allow any of its Subsidiaries to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the

United States Foreign Corrupt Practices Act.  None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of comprehensive territorial sanctions under applicable Sanctions Laws.

(t)Affiliate Transactions. Enter into or be a party to any agreement or transaction or series of related transactions with any Affiliate (other than a Loan Party), except to the extent such agreement or transaction or series of transactions (i) is permitted pursuant to the Shared Services Agreement and (ii) occurs upon fair and reasonable terms that, taken as a whole, are no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary.

SECTION 5.03.Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders such notices and communications in accordance with Section 9.02(b):

(a)Default Notice.  As soon as possible and in any event within three (3) Business Day of the Borrower’s knowledge of the occurrence of each Default, Event of Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect, a statement of the Chief Financial Officer (or other Responsible Officer) of the Borrower setting forth details of such Default, such Event of Default, or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b)Monthly Reports.  As soon as available and in any event within thirty (30) days after the end of each calendar month, (i) profit and loss statements with respect to each Eligible Real Estate Property, (ii) leasing and sales updates with respect to each Eligible Real Estate Property and (iii) construction progress reports with respect to the 77 Greenwich Property, which shall include, without limitation, reports that address the progress and expenditures of such date as compared to the budget, inspection updates and a marketing and sales report for the residential condominiums and leasing report for the retail, in each case, in form and substance reasonably satisfactory to the Required Lenders.

(c)Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for TPH and its Consolidated Subsidiaries, including therein Consolidated balance sheets of TPH and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, in each case prepared in accordance with GAAP, accompanied by a report of BDO USA, LLP or other certified independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which report shall not be subject to any “going concern” or like qualifications or exceptions or any qualifications or exceptions as to the scope of the audit), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of TPH and its Consolidated Subsidiaries for such period, together with customary management discussion and analysis and certified by a financial officer of TPH and the Borrower.

(d)Quarterly Financials.  As soon as available and in any event within 45 days after the end of the first three fiscal quarters of each Fiscal Year of TPH (commencing with the fiscal quarter ending March 31, 2024), Consolidated balance sheets of TPH and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes), together with customary management discussion and analysis and certified by a financial officer of TPH and the Borrower.

(e)Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 5.03(b), (c) and (d) (commencing with the delivery of the financial statements for the Fiscal Year ending December 31, 2023), a duly completed Compliance Certificate.

(f)Property Loan Documents.  Concurrently with the delivery of such information and documents under the Property Loan Documents, any annual, quarterly or monthly financial statements, monthly profits and loss statements with respect to each Eligible Real Estate Property, or any other information or reports required to be delivered under the Property Loan Documents.

(g)Annual Budgets; Cash Flow Analysis.  Promptly upon the request of the Administrative Agent or any Lender (and in any event not later than sixty (60) days following such request), (i) an annual budget for Borrowers and its Subsidiaries on a Consolidated basis for the succeeding Fiscal Year and (ii) and a projected cash flow analysis of each Eligible Real Estate Property prepared by management of the Borrower, including an operating expense and capital expenditures budget for such Eligible Real Estate Property for the next succeeding 12 consecutive months.

(h)Material Events.  Prompt notice to the Administrative Agent (i) promptly upon obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, which could reasonably be expected to result in a Material Adverse Effect; or (iv) any tax liabilities which could reasonably be expected to result in a Material Adverse Effect.

(i)Changed in Accounting or Financial Reporting.  Prompt notice to the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(j)Real Estate.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(k)ERISA.  Prompt Notice to the Administrative Agent of the occurrence of any ERISA Event or of any Loan Party becoming a Benefit Plan.

(l)Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Real Estate Property or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known Release of or exposure to any Hazardous Materials at, from, or into any Real Estate Property which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Real Estate Property, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material Release of or exposure to Hazardous Materials in violation of or that would reasonably be expected to result in liability pursuant to any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Real Estate Property in compliance with Environmental Laws, (B) Hazardous Materials contamination or exposure on, from or into any Real Estate Property, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party could reasonably be expected to incur material liability or for which a Lien may be imposed on any Real Estate Property; provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Real Estate Property or could reasonably be expected to result in a Lien against any Real Estate Property.

(m)Bi-weekly Budget.  By no later than 3.00 p.m. New York City time on the Friday of each two-week period, a Bi-weekly Budget for the applicable 13-week period.

(n)[Reserved].

(o)[Reserved].

(p)Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(c), (d), (e) or (g) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(c), (d) or (g) following such change, Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent or any Lender, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Borrower setting forth the differences which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(q)Material Contract.  As soon as available, a copy of any Material Contract entered into with respect to any Property after the Restatement Effective Date.

(r)KYC Documentation.

(i)As soon as practicable and in any event within ten (10) Business Days following Administrative Agent’s or any Lender’s written request therefor after the Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(ii)As soon as practicable and in any event within ten (10) Business Days following Administrative Agent’s or any Lender’s written request (which may be via email) therefor after the Restatement Effective Date in connection with any Permitted Acquisition or change in ownership of any Loan Party, a Beneficial Ownership Certification in relation to any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(s)Other Information.  Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties, including with respect to the Properties or Collateral, or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(t)Other Reports.  Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by TPH or any of its Subsidiaries with the SEC on a non-confidential basis; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (t) shall be deemed delivered for purposes of this Agreement when posted to the website of TPH or any website operated by the SEC containing “EDGAR” database information.

Notwithstanding the foregoing, the obligations in Section 5.02(c) and (d) may be satisfied with respect to financial information of TPH and its Consolidated Subsidiaries by furnishing Administrative Agent written notice that such financial information has be filed with the SEC and has been posted to the website operated by the SEC containing “EDGAR” database information.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.01.Events of Default.  Any of the following shall constitute an event of default (“Events of Default”):

(a)Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three (3) Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five (5) Business Days after the same becomes due and payable.

(b)Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)Breach of Certain Covenants.  (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e)(i), (f), (i), (p), (s), (t), (v) or (z), 5.02, 5.03(a), (b), (c), (d), (e), (g), (m) or (r)  or 5.04, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.01(e)(ii), (j) or (r)  Section 5.03(f), (h), (k), (l) or (p) if such failure described in this clause (ii) shall remain unremedied for five (5)  Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) any Grantor fails to perform or observe any term, covenant or agreement contained in Sections 4.1(b)(i), (v), (vi), 4.3(b)(iv), (v), 4.4.1(a)(ii), 4.4.1(c)(ii), 4.4.2(b)(iii), 4.4.4(b)(i) and (ii) of the Security Agreement to which it is a party; or

(d)Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable which failure continues after the giving of any applicable notice and expiration of the applicable cure period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the lender with respect thereto does not waive same or grant forbearance; or (ii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable prior to the stated maturity thereof as a result of a default which continues after the giving of the applicable notice and expiration of the applicable cure period and the lender with respect thereto does not waive same of grant forbearance.

(f)Insolvency Events.  Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any Wholly Owned Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount (excluding the deductible) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)Non-Monetary Judgments.  Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, in the case of any of the foregoing; or

(i)Unenforceability of Loan Documents.  (i) Any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so assert; or (ii) any Loan Party shall contest the validity or enforceability of any Loan Document or deny that it has any further liability, including with respect to future Advances by the Lenders, under any

Loan Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Security Agreement;  or

(j)Security Agreement.  The Security Agreement shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances) on the Collateral purported to be covered thereby or any such Loan Party shall so assert; or

(k)[Reserved].

(l)ERISA Events.  (i) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) would reasonably be expected to result in a Material Adverse Effect, (ii) an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates under Title IV of ERISA, which liability individually or in an aggregate would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA, which liability in the aggregate would reasonably be expected to result in a Material Adverse Effect, or (iii) any Loan Party shall be or become a Benefit Plan; or

(m)Cause Event.  A Specified Cause Event shall occur.

SECTION 6.02.Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts (including without limitation the Exit Fee payable pursuant to Section 2.06(d)) payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts (including without limitation the Exit Fee payable pursuant to Section 2.06(d)) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.  The parties hereto acknowledge and agree that the Exit Fee referred to in this Section 6.02 (i) is additional consideration for providing the Advances, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Advances (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Advances might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Restatement Effective Date), and (iii) is not a penalty to punish the Borrower for its early prepayment of the Advances or for the occurrence of any Event of Default or acceleration.  The Exit Fee shall be payable upon an acceleration of any Obligations, whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving the Borrower or any other Loan Party.  The Lenders and the Administrative Agent shall have all other rights and remedies available at law or in equity or pursuant to this Loan Agreement or any other Loan Document.

SECTION 6.03.Application of Funds.  After the exercise of remedies provided for in Section 6.02 (or after the Advances have automatically become immediately due and payable as set forth in the proviso to Section 6.02, any amounts received on account of the Obligations shall, subject to the provisions of Section 9.10, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid (or with respect to PIK Interest, prior to such interest being added to the unpaid principal amount of the Advances) interest on the Advances and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably to the Lenders to pay any Exit Fee payable pursuant to this Loan Agreement, and any other applicable premiums in respect of the Loans;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VII.

GUARANTY

SECTION 7.01.Guaranty; Limitation of Liability.

(a)Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including, without limitation, fees and expenses of one counsel for all parties) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Lenders hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 7.02.Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)any failure of the Administrative Agent or any other Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender to disclose such information);

(g)the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.Waivers and Acknowledgments.  (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(a)Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b)Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(c)[Reserved].

(d)Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender.

(e)Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitments, such amount shall be received and held for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the termination in whole of the Commitments shall have occurred, the Administrative Agent and the other Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.Guaranty Supplements.  Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.Indemnification by Guarantors.  (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lenders under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of one counsel for all parties) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(a)Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07.Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)Administrative Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08.Continuing Guaranty.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the termination in whole of the Commitments, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lenders and their successors, transferees and assigns.

SECTION 7.09.Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

SECTION 8.01.Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Mount Street US (Georgia) LLP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02.[Reserved].

SECTION 8.03.Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; provided further, that the Administrative Agent may seek instruction or clarification from the Lenders prior to the exercise of any action it may be or is required to take hereunder and until it has received satisfactory responses from the Lenders, the Administrative

Agent may take any reasonable action or refrain from taking any action, without liability pursuant to Section 8.05(a).

(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability and shall be indemnified (in accordance with Section 8.05) for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability and shall be indemnified (in accordance with Section 8.05) for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.Indemnification by Lenders.

(a)Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)[Reserved].

(c)For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06.Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07.Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)The Required Lenders may by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, so long as no Event of Default has occurred and is continuing, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.12(f) and (g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.07).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 8.08.Non-Reliance on the Administrative Agent and the Other Lenders.  Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing.  Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.09.[Reserved].

SECTION 8.10.Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 9.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11.Guaranty and Collateral Matters.  Without limiting the provisions of Section 8.10, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.01; and

(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any item of Collateral or any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.  In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Agreement or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01.Amendments, Etc.

(a)Subject to Section 9.01(b), no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(ii)release the Borrower with respect to the Obligations or (ii) except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release any Guarantor or otherwise limit any Guarantor’s liability with respect to the Guaranteed Obligations,

(iii)permit the Loan Parties to encumber any of the Collateral or release all or substantially all of the Collateral in any transaction or series of transactions, except, in each case, as expressly permitted in the Loan Documents,

(iv)amend this Section 9.01,

(v)increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except as set forth in Section 2.17),

(vi)forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder,

(vii)postpone or extend any date fixed for any payment of principal of, or interest on, any of the Advances or any fees or other amounts payable hereunder, or

(viii)extend the Maturity Date in respect of any Facility (except as provided by Section 2.16);

(ix)change Section 2.13 or Section 6.03 in a manner that would alter the pro rata sharing of payments required thereby;

provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (y) the Fee Letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(b)Notwithstanding anything to the contrary herein,

(i)the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement);

(I)if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, or

(II)to add a “Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents; and

(ii)this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to add one or more Incremental Facilities to this Agreement subject to the limitations in Section 2.17 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Advances and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Advances and Commitments hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Increasing Lenders to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

SECTION 9.02.Notices, Etc.(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent by the sender, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of communications through the Platform and understands and assumes the risks of such distribution.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii)

the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03.No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.Costs and Expenses; Indemnification.

(a)Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Initial Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation), (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable and documented fees and expenses of one counsel for the Initial Lender and the Administrative Agent, collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole), with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or the Initial Lender as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable and documented fees and expenses of one counsel for the Lenders and the Administrative Agent collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole), with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to any of the Loan Documents, and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, and each Lender in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented fees and expenses of one counsel for the Administrative Agent and the Lenders with respect thereto, collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole)).

(b)Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of one counsel for all parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence or Release of or exposure to Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)[Reserved].

(d)If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, reasonable and documented fees and expenses of one counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.09, 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured.  The Administrative Agent and each Lender agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

SECTION 9.06.Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this

Section 9.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section 9.06, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000.000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not apply to prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by clause (iii) of the defined term “Eligible Assignee”.

(iv)Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made to any Person that is not an Eligible Assignee.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of the Borrower or the Administrative Agent but with prior written notice to the Borrower, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (v) through (viii) of the first proviso to Section 9.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10(g) and 9.01(b) as if it were an assignee under clause (b) of this Section 9.06 and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.10(g) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Borrower except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.07.Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.08.Execution in Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.09.Integration.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Without limiting the foregoing: THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 9.10.Recourse.  There shall be full recourse to the Borrower and to all of its assets for the liabilities of the Borrower under this Agreement and the other Loan Documents, and in no event shall any employee, officer, director, advisor, consultant, agent or representative of the Borrower or its Subsidiaries, be personally liable or obligated for such liabilities and obligations of the Borrower or its Subsidiaries as the case may be. Nothing contained herein shall affect or diminish any rights of any Person against any other Person for such other Person’s fraud, willful misrepresentation, gross negligence or willful misconduct.  The limitations set forth in this Section shall survive the termination of this Agreement and the full payment and performance of the Obligations.

SECTION 9.11.Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.11, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section 9.11.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective properties or businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Subject to the prior written consent of TPHS, any Loan Party may publish the name and logo of TPHS and the amount of the Facility provided hereunder in any “tombstone”, press release or comparable advertisement or marketing materials which such Loan Party elects to publish.

SECTION 9.12.Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, or

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person becomes a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.13.Patriot Act Notification.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.14.Jurisdiction, Etc.(a) (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15.Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.16.WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.17.Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.18.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.19.No Defaults.  As of the Restatement Effective Date, Lender and Administrative Agent acknowledge and agree there is no existing Event of Default or Potential Event of Default by Borrower under the Loan Documents.

SECTION 9.20.Amendment and Restatement.  On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Initial Borrower of the obligations under the Existing Credit Agreement (whether or not such obligations are contingent as of the Restatement Effective Date or released pursuant to and in accordance with the terms of the Borrower Assignment Agreement), (ii) the representations and warranties made by the Initial Borrower and the guarantors from time to time party to the Existing Credit Agreement prior to the Restatement Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Effective Date (including any failure, prior to the Restatement Effective Date, to comply with the covenants contained in such Existing Credit Agreement).  It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the Secured Obligations under the Loan Documents and that all Secured Obligations of the Initial Borrower as assigned to the Borrower pursuant to the Borrower Assignment Agreement and the Guarantors hereunder shall continue to be secured by Liens granted under and evidenced by the Security Agreement or any other Loan Document, and that this Agreement does not constitute a novation or termination of the Indebtedness and Obligations existing under the Existing Credit Agreement.  The terms and conditions of this Agreement and the Administrative Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the obligations incurred under the Existing Credit Agreement.  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, unless specifically amended hereby or by any other Loan Document, each of the Loan Documents shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

TPHGREENWICH HOLDINGS LLC, as Borrower
By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

TPH 470 4TH AVENUE INVESTOR LLC, as a Guarantor
By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

Signature Page to Amended & Restated Credit Agreement

MOUNT STREET US (GEORGIA) LLP, as Administrative Agent
By:	/s/ Greg Chastain
Name: Greg Chastain
Title: Authorized Signatory

Signature Page to Amended & Restated Credit Agreement

TPHS LENDER LLC, as Initial Lender

By:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

Signature Page to Amended & Restated Credit Agreement